Exhibit 10.1

EXECUTION COPY

NEWSTAR FINANCIAL, INC.

$200,000,000

TERM LOAN FACILITY

SECOND AMENDED AND RESTATED NOTE AGREEMENT

DATED AS OF MAY 13, 2013

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SCHEDULES

1.01(a)	Excluded Collateral
1.01(b)	Total Debt Calculation
1.01(c)	Excluded Subsidiaries
2.01	Commitments
5.06	Litigation
5.11(a)	Legal names, Federal Taxpayer Identification Numbers, States of Formation, Prior Legal Names and Mailing Addresses for the Note Parties
5.11(b)	Mergers, etc.; Subsidiaries; Other Equity Investments
5.19(a)	Capitalization
5.20	Brokers and Financial Advisors
6.10	Deposit Accounts
6.11	Securities Accounts
7.01(a)(ii)	Existing Indebtedness
7.02(b)	Existing Liens
12.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A-1	Form of Initial Term Note
A-2	Form of Delayed Draw Term A Note
A-3	Form of Delayed Draw Term B Note
A-4	Form of Delayed Draw Term A-1 Note
A-5	Form of Delayed Draw Term B-1 Note
B	Form of Assignment and Assumption
C	Reserved
D	Reserved
E	Form of Compliance Certificate
F	Form of Incremental Equivalent Debt Intercreditor Agreement
G	Form of Delayed Draw Term Loan Borrowing Request

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SECOND AMENDED AND RESTATED NOTE AGREEMENT

This SECOND AMENDED AND RESTATED NOTE AGREEMENT (this “Agreement”) is entered into as of May 13, 2013, by and among NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), THE HOLDERS FROM TIME TO TIME PARTY HERETO, FORTRESS CREDIT CORP. (“Fortress”), as Administrative Agent (as hereinafter defined), and, solely for purposes of Sections 2.01(a)(i) and 2.01(a)(ii) and Section 12.21, FORTRESS CREDIT FUNDING IV LP (the “Departing Holder”).

WHEREAS, the Company, Fortress Credit Opportunities I LP (“Fortress Opportunities”), Fortress Credit Funding III LP (“Fortress Funding III” and, together with Fortress Opportunities, the “Continuing Holders”, and the Continuing Holders, together with the Departing Holder, the “Existing Holders”) and the Departing Holder, as holders, and the Administrative Agent are parties to that certain Amended and Restated Note Agreement dated as of August 31, 2010, as amended by the First Amendment to Amended and Restated Note Agreement dated as of January 27, 2012, the Consent and Second Amendment to Amended and Restated Note Agreement dated as of November 5, 2012 and the Third Amendment to Amended and Restated Note Agreement dated as of December 4, 2012 (as so amended, the “Existing Note Agreement”), pursuant to which the holders party thereto established a $125,000,000 credit facility in favor of the Company, comprised of a $100,000,000 term loan facility (the “Existing Term Loan Facility”) and a $25,000,000 revolving credit facility (the “Existing Revolving Credit Facility”), which Existing Note Agreement amended and restated in its entirety that certain Note Agreement dated as of January 5, 2010 among the Company, the holders party thereto and the Administrative Agent, as amended by that certain Amendment to Note Agreement dated as of April 6, 2010 (as so amended, the “Original Note Agreement”); and

WHEREAS, the parties hereto wish to amend and restate the terms and provisions of the Existing Note Agreement in their entirety in order to, among other things (a) terminate the Existing Revolving Credit Facility, (b) increase the Existing Term Loan Facility from $100,000,000 to $200,000,000, (c) extend the maturity date of the term loan facility hereunder as hereinafter set forth and (d) make certain other amendments to the Existing Note Agreement, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Existing Note Agreement is hereby amended and restated in its entirety by this Agreement and further covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

“Acquisition” means any transaction or series of related transactions for the purposes of or resulting in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person (other than a Person that is a Subsidiary) or (c) a merger or consolidation of any other combination with another Person (other than a Subsidiary).

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any period for which interest is calculated.

“Administrative Agent” means Fortress Credit Corp., in its capacity as contractual representative of the Holders to the extent and in the manner provided in Article XI, or any successor in such capacity appointed pursuant to Section 11.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Holders.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, including any Person that is a manager, director or officer of, general partner in, or trustee of, the specified Person, or (ii) any Person who, directly or indirectly, is the legal or beneficial owner of or Controls 10% or more of any class of Capital Stock of the specified Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, counsel, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Agreement” means this Second Amended and Restated Note Agreement.

“Amendment Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Applicable Margin” means (a) with respect to the Initial Term Loans, 4.50%, (b) with respect to the Delayed Draw Term A Loans, 4.50%, (c) with respect to the Delayed Draw Term B Loans, 3.75%, (d) with respect to the Delayed Draw Term A-1 Loans, 4.50% and (e) with respect to the Delayed Draw Term B-1 Loans, 3.75%.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form attached hereto as Exhibit B.

“Attorney Costs” means and includes, subject to any limits with respect thereto, all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means title 11, United States Code.

“Business” means any financial services, including (i) the making, holding, purchase and trading of direct or indirect investments, loans and other extensions of credit, (ii) finance leasing, (iii) the purchase, sale and brokerage of securities, shares and commodities, (iv) issuing shares, securities and investment units, (v) buying and selling commodities, (vi) the management and acquisition of loan and other debt portfolios, CLOs, CDOs and assets related to any of the foregoing, (vii) the arrangement and syndication of loan facilities, in each case as conducted by the Company and its Subsidiaries from time to time and (viii) any other business involving the origination, management or servicing of loans or credit-related investment products or business lines ancillary to any of the foregoing that are not otherwise specifically mentioned in the foregoing clauses (i) through (vii).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, and (ii) in the case of a Business Day which relates to the LIBO Rate, in London, England.

“Capital Expenditures” means, for any period, the sum of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP, provided that such term shall not include (a) any such expenditures in connection with any replacement or repair of property affected by a casualty event, to the extent of insurance proceeds therefor received by the Company and its Subsidiaries, (b) the purchase price paid by the Company or any Subsidiary for any Acquisition, and (c) expenditures to the extent reimbursable by a landlord for leasehold improvements in connection with any real property leased by the Company or any Subsidiary.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, trust certificates, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting, and any warrant or other option to purchase any of the above.

“Cash” means Money or a credit balance in a Deposit Account.

“Cash Equivalents” means, as of any date of determination (i) marketable securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (iii) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (iv) repurchase obligations rated at least “A-1” by S&P or “P-1” by Moody’s, (v) any negotiable instruments or securities or other investments subject to the satisfaction of at least an “A-1” rating by S&P or a “P-1” rating by Moody’s, and (vi) shares of any money market fund that (a) has net assets whose Dollar equivalent exceeds $500,000,000, and (b) is rated at least “AAAm” or “AAAm-G” by S&P or “Aaa” by Moody’s.

“CDO Subsidiary” means a Subsidiary that (a) is engaged as its sole business in issuing CDOs, or (b) is engaged as its sole business in acting as a trust depositor in connection with CDOs.

“CDOs” means securitized interests in a pool of assets consisting of loans or other debt instruments, which interests are commonly referred to as “collateralized debt obligations”.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Holder, if later, the date on which such Holder becomes a Holder), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months commencing after the Closing Date, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by Permitted Holders holding 51% or more of the voting Capital Stock of the Company, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities.

“CLO Note” means a note issued by a CLO Subsidiary to the Company or to any Subsidiary Guarantor.

“CLO Subsidiary” means any Subsidiary (a) that is engaged as its sole business in issuing CLOs, or (b) that is engaged as its sole business in acting as a trust depositor in connection with CLOs.

“CLOs” means securitized interests in a pool of loans, which interests are commonly referred to as “collateralized loan obligations”.

“Closing Date” means January 5, 2010.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning specified in the Security Agreement; provided that the term Collateral shall not include any of the Excluded Collateral. For avoidance of doubt, any property constituting Collateral that is sold, transferred or otherwise disposed of in a manner not prohibited by Section 7.04 shall automatically cease to constitute Collateral upon the consummation of such sale, transfer or other disposition.

“Commitment” with respect to any Holder, such Holder’s Term Commitment.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” has the meaning specified in Section 6.02(a).

“Conflict” or “Conflicting” means, with respect to any Contractual Obligation, Organizational Document, Requirement of Law, Consent or Other Action or any other item, any conflict with, breach of or default under, or any triggering of any remedial rights, benefits, or obligations under or in connection with, the terms of such item.

“Consent(s) and/or Other Action” means any consent, authorization, Judgment, directive, approval, license, certificate, registration, permit, exemption, filing, notice, declaration or other action by, with or to any Person.

“Consolidated Net Worth” means, as to the Company as of any date of determination, (a) the amount which would be included under stockholders’ equity on a consolidated balance sheet of the Company determined on a consolidated basis in accordance with GAAP, plus (b) to the extent deducted in calculating stockholders’ equity, (i) the aggregate amount, if any, by which the assets designated on the Company’s consolidated balance sheet as “deferred income taxes, net” and “deferred financing costs, net” have been reduced from the amounts thereof shown on the Company’s audited consolidated balance sheet as of December 31, 2012 and (ii) the aggregate amount of any increases in loan loss reserves resulting from the implementation of changes in FASB rules after the Amendment Closing Date.

“Continuing Holders” has the meaning set forth in the recitals to this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Collateral” means all Collateral with respect to which a security interest may be perfected by the secured party’s obtaining “control” of such collateral within the meaning of the UCC.

“Cumulative Retained Excess Cash Flow” means, at any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (i) the aggregate Excess Cash Flow (but not less than zero) for each fiscal year of the Company ending after the Amendment Closing Date and prior to such date plus (ii) the aggregate amount of proceeds received by the Company from all issuances of Capital Stock of the Company from and after the Amendment Closing Date.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Holder” means any Holder that, as reasonably determined by the Administrative Agent, has (a) failed to (i) fund any portion of its Term Commitment or (ii) pay over to the Administrative Agent or any other Holder any other amount required to be paid by it hereunder (“Holder Funding Obligations”) within two (2) Business Days of the date required to be funded by it hereunder unless, in the case of clause (i) above, such Holder notifies the Administrative Agent in writing that such failure is the result of such Holder’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default or Event of Default, if any) has not been satisfied, (b) notified the Company, the Administrative Agent or any Holder in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its Holder Funding Obligations (unless such writing or public statement indicates that such position is based on such Holder’s good faith determination that a condition precedent to funding a Term Loan under this Agreement (specifically identified and including the particular Default or Event of Default, if any) cannot be satisfied) or generally under agreements in which it commits to extend credit, (c) failed, within three (3) Business

Days after receipt of a written request from the Administrative Agent or the Company, to confirm that it will comply with the terms of this Agreement relating to Holder Funding Obligations, provided that such Holder shall cease to be a Defaulting Holder pursuant to this clause (c) upon receipt of such certification by the Administrative Agent and the Company, or (d) become (or has a Parent Company that has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, provided that a Holder shall not qualify as a Defaulting Holder solely as a result of the acquisition or maintenance of an ownership interest in such Holder or Parent Company, or the exercise of control over such Holder or any Person controlling such Holder, by a Governmental Authority so long as such ownership interest or exercise of control does not result in or provide such Holder with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Holder (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Holder.

“Default Rate” means, as of any date of determination, a rate per annum equal to the sum of the Interest Rate in effect as of such date plus 2.00%.

“Delayed Draw Term A and Term B Availability Period” means the period commencing on the Fortress Delayed Draw Availability Commencement Date and ending on the Delayed Draw Term Availability Termination Date.

“Delayed Draw Term Availability Termination Date” means September 9, 2013.

“Delayed Draw Term A Commitment” means, with respect to each Delayed Draw Term A Holder, the agreement of such Holder to fund its portion of the Delayed Draw Term A Loans to the Company during the Delayed Draw Term A and Term B Availability Period. The initial maximum amount of each Delayed Draw Term A Holder’s Delayed Draw Term A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Holder shall have assumed its Delayed Draw Term A Commitment, as applicable. As of the Amendment Closing Date, the aggregate original amount of the Delayed Draw Term A Commitments is $5,000,000.

“Delayed Draw Term A Funding Date” means any date during the Delayed Draw Term A and Term B Availability Period on which the Delayed Draw Term A Loans are funded by the Delayed Draw Term A Holders under Section 2.01(a)(iii).

“Delayed Draw Term A Holder” means (a) initially, a Holder holding a Delayed Draw Term A Commitment in the amount set forth opposite its name on Schedule 2.01 and (b) thereafter, the Holders from time to time holding Delayed Draw Term A Loans and Delayed Draw Term A Commitments, after giving effect to any assignments permitted by Section 12.07.

“Delayed Draw Term A Loans” means up to $5,000,000 in aggregate principal amount of the term loans which may be made by the Delayed Draw Term A Holders pursuant to Section 2.01(a)(iii) during the Delayed Draw Term A and Term B Availability Period, subject to the terms and conditions of this Agreement.

“Delayed Draw Term A Loan Maturity Date” means the Scheduled Delayed Draw Term A Maturity Date or, if earlier, the date on which the Delayed Draw Term A Loans become due and payable in full, by acceleration or otherwise.

“Delayed Draw Term A Note” means a promissory note made by the Company in favor of a Delayed Draw Term A Holder evidencing the Delayed Draw Term A Loans made by such Delayed Draw Term A Holder, substantially in the form of Exhibit A-2 hereto.

“Delayed Draw Term A-1 Availability Period” means the period commencing on the first date on which any Fortress Holder assigns a portion of its Delayed Draw Term A Commitment to an Eligible Holder which is not a Fortress Holder and ending on the Delayed Draw Availability Termination Date.

“Delayed Draw Term A-1 Commitment” means, with respect to each Delayed Draw Term A-1 Holder, the agreement of such Holder to fund its portion of the Delayed Draw Term A-1 Loans to the Company during the Delayed Draw Term A-1 Availability Period, which agreement shall become effective automatically upon the consummation of any assignment of a portion of a Delayed Draw Term A Commitment by a Fortress Holder to such Holder and the conversion of Delayed Draw Term A Commitment to a Delayed Draw Term A-1 Commitment pursuant to Section 2.01(a)(v). The initial maximum amount of each Delayed Draw Term A-1 Holder’s Delayed Draw Term A-1 Commitment is set forth in the Assignment and Assumption pursuant to which the applicable Fortress Holder shall have assigned a portion of its Delayed Draw Term A Commitment to such Delayed Draw Term A-1 Holder.

“Delayed Draw Term A-1 Funding Date” means any date during the Delayed Draw Term A-1 Availability Period on which the Delayed Draw Term A-1 Loans are funded by the Delayed Draw Term A-1 Holders under Section 2.01(a)(v).

“Delayed Draw Term A-1 Holder” means the Holders from time to time holding Delayed Draw Term A-1 Loans and Delayed Draw Term A-1 Commitments, after giving effect to any assignments permitted by Section 12.07.

“Delayed Draw Term A-1 Loans” means the term loans which may be made by the Delayed Draw Term A-1 Holders pursuant to Section 2.01(a)(v) during the Delayed Draw Term A-1 Availability Period, subject to the terms and conditions of this Agreement.

“Delayed Draw Term A-1 Loan Maturity Date” means the Scheduled Delayed Draw Term A-1 Maturity Date or, if earlier, the date on which the Delayed Draw Term A-1 Loans become due and payable in full, by acceleration or otherwise.

“Delayed Draw Term A-1 Note” means a promissory note made by the Company in favor of a Delayed Draw Term A-1 Holder evidencing the Delayed Draw Term A-1 Loans made by such Delayed Draw Term A-1 Holder, substantially in the form of Exhibit A-4 hereto.

“Delayed Draw Term B Commitment” means, with respect to each Delayed Draw Term B Holder, the agreement of such Holder to fund its portion of the Delayed Draw Term B Loans to the Company during the Delayed Draw Term A and Term B Availability Period. The initial maximum amount of each Delayed Draw Term B Holder’s Delayed Draw Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Holder shall have assumed its Delayed Draw Term B Commitment, as applicable. As of the Amendment Closing Date, the aggregate original amount of the Delayed Draw Term B Commitments is $25,000,000.

“Delayed Draw Term B Funding Date” means any date during the Delayed Draw Term A and Term B Availability Period on which the Delayed Draw Term B Loans are funded by the Delayed Draw Term B Holders under Section 2.01(a)(iv).

“Delayed Draw Term B Holder” means (a) initially, a Holder holding a Delayed Draw Term B Commitment in the amount set forth opposite its name on Schedule 2.01 and (b) thereafter, the Holders from time to time holding Delayed Draw Term B Loans and Delayed Draw Term B Commitments, after giving effect to any assignments permitted by Section 12.07.

“Delayed Draw B Term Loans” means up to $25,000,000 in aggregate principal amount of the term loans which may be made by the Delayed Draw Term B Holders pursuant to Section 2.01(a)(iv) during the Delayed Draw Term A and Term B Availability Period, subject to the terms and conditions of this Agreement.

“Delayed Draw Term B Loan Maturity Date” means the Scheduled Delayed Draw Term B Maturity Date or, if earlier, the date on which the Delayed Draw Term B Loans become due and payable in full, by acceleration or otherwise.

“Delayed Draw Term B Note” means a promissory note made by the Company in favor of a Delayed Draw Term B Holder evidencing the Delayed Draw Term B Loans made by such Delayed Draw Term B Holder, substantially in the form of Exhibit A-3 hereto.

“Delayed Draw Term B-1 Availability Period” means the period commencing on the first date on which any Fortress Holder assigns a portion of its Delayed Draw Term B Commitment to an Eligible Holder which is not a Fortress Holder and ending on the Delayed Draw Availability Termination Date.

“Delayed Draw Term B-1 Commitment” means, with respect to each Delayed Draw Term B-1 Holder, the agreement of such Holder to fund its portion of the Delayed Draw Term B-1 Loans to the Company during the Delayed Draw Term B-1 Availability Period, which agreement shall become effective automatically upon the consummation of any assignment of a portion of a Delayed Draw Term B Commitment by a Fortress Holder to such Holder and the conversion of such Delayed Draw Term B Commitment to a Delayed Draw Term B-1 Commitment pursuant to Section 2.01(a)(vi). The initial maximum amount of each Delayed Draw Term B-1 Holder’s Delayed Draw Term B-1 Commitment is set forth in the Assignment and Assumption pursuant to which the applicable Fortress Holder shall have assigned a portion of its Delayed Draw Term B Commitment to such Delayed Draw Term B-1 Holder.

“Delayed Draw Term B-1 Funding Date” means any date during the Delayed Draw Term B-1 Availability Period on which the Delayed Draw Term B-1 Loans are funded by the Delayed Draw Term B-1 Holders under Section 2.01(a)(vi).

“Delayed Draw Term B-1 Holder” means the Holders from time to time holding Delayed Draw Term B-1 Loans and Delayed Draw Term B-1 Commitments, after giving effect to any assignments permitted by Section 12.07.

“Delayed Draw Term B-1 Loans” means the term loans which may be made by the Delayed Draw Term B-1 Holders pursuant to Section 2.01(a)(v) during the Delayed Draw Term B-1 Availability Period, subject to the terms and conditions of this Agreement.

“Delayed Draw Term B-1 Loan Maturity Date” means the Scheduled Delayed Draw Term B-1 Maturity Date or, if earlier, the date on which the Delayed Draw Term B-1 Loans become due and payable in full, by acceleration or otherwise.

“Delayed Draw Term B-1 Note” means a promissory note made by the Company in favor of a Delayed Draw Term B-1 Holder evidencing the Delayed Draw Term B-1 Loans made by such Delayed Draw Term B-1 Holder, substantially in the form of Exhibit A-5 hereto.

“Delayed Draw Term Commitments” means, collectively, the Delayed Draw Term A Commitments, the Delayed Draw Term B Commitments, the Delayed Draw Term A-1 Commitments and the Delayed Draw Term B-1 Commitments.

“Delayed Draw Term Funding Date” means a Delayed Draw Term A Funding Date, a Delayed Draw Term B Funding Date, a Delayed Draw Term A-1 Funding Date or a Delayed Draw Term B-1 Funding Date, as the context may require.

“Delayed Draw Term Holders” means, collectively, the Delayed Draw Term A Holders, the Delayed Draw Term B Holders, the Delayed Draw Term A-1 Holders and the Delayed Draw Term B-1 Holders.

“Delayed Draw Term Loan Borrowing Request” shall have the meaning set forth in Section 2.01(a)(iii).

“Delayed Draw Term Loans” means, collectively, the Delayed Draw Term A Loans, the Delayed Draw Term B Loans, the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans.

“Departing Holder” has the meaning set forth in the preamble of this Agreement.

“Deposit Account” shall have the meaning accorded to such term in the UCC.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, any control agreement or other similar agreement between each applicable depositary bank, the applicable Note Party and the Administrative Agent, as the Administrative Agent shall deem necessary in its reasonable discretion, in form and substance reasonably acceptable to the Administrative Agent, providing for such depositary bank’s agreement to comply with the instructions of the Administrative Agent with respect to such Deposit Account without the further consent of, or notice to, the Company, which instructions shall be delivered by the Administrative Agent only so long as an Event of Default shall have occurred and be continuing.

“Disposition” or “Dispose” means, with respect to any property, assets, obligations or other items, the sale, assignment, conveyance, transfer, license, lease, gift, abandonment or other disposition (including any sale and leaseback transaction) thereof by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that cash payments made by such Person in satisfaction of payment obligations for reasonable and customary costs and expenses incurred in the ordinary course of business and in connection with maintaining its business operations shall not constitute a “Disposition”.

“Disqualified Capital Stock” means, with respect to any Person as of any date of determination, any class or series of Capital Stock of such Person that, by its terms or otherwise, (a) is required to be redeemed or repurchased or is redeemable or subject to repurchase at the option of any holder or holders of such class or series of Capital Stock (whether pursuant to any sinking fund obligation, or upon the occurrence of specified events, or otherwise) at any time on or prior to the date which is 180 days after the Scheduled Maturity Date, or (b) is convertible into or exchangeable at the option of the holder or holders thereof for (whether upon the occurrence of specified events or otherwise) either Capital Stock of the type referred to in the preceding clause (a) or any Indebtedness; provided that the foregoing shall not be construed to prohibit rights to receive dividends and distributions in preference to those paid on any other class of Capital Stock of such Person. Notwithstanding the foregoing, any Capital Stock that would otherwise constitute Disqualified Capital Stock solely because the holders of such Capital Stock have the right to require such Person to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provided that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the termination of the Commitments and the payment in full of all Obligations.

“Disqualified Institution” means those institutions identified by the Company in writing to the Administrative Agent and the Holders (i) on or prior to the Amendment Closing Date or (ii) with the consent of the Administrative Agent (not to be unreasonably withheld, it being understood that the consent of the Administrative Agent shall be deemed to have been given if the Administrative Agent does not object within ten (10) Business Days after identification of an institution), from time to time thereafter, and, in the case of each of the foregoing clauses (i) and (ii), their known Affiliates.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, for any period, (a) the net income of the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income, the sum of the following (calculated without duplication in accordance with GAAP): (i) income taxes during such period, (ii) interest expense during such period, (iii) depreciation and amortization for such period and (iv) all other non-cash charges and losses (including without limitation, extraordinary non-cash losses but excluding non-cash charges arising from any provisions to loan loss reserves) for such period, minus (c) to the extent such items were added in calculating net income, all non-cash income or gains (including without limitation, extraordinary non-cash gains but excluding non-cash gains arising from any reduction in provisions to loan loss reserves) for such period; provided, however, that (A) for purposes of determining EBITDA for any period during which any Acquisition is consummated, EBITDA shall be adjusted in a manner consistent with Regulation S-X promulgated under the Securities Act to give effect to the consummation of such Acquisition on a pro-forma basis, as if such Acquisition occurred on the first day of such period and (B) for purposes of determining the net income of the Company and its Subsidiaries for any period, the net income (or loss) of any Excluded Term Securitization Debt Issuer for such period shall be excluded, except to the extent that any such income is actually received by the Company or any Subsidiary which is not an Excluded Term Securitization Debt Issuer in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of the net income of the Company and its Subsidiaries for such period).

“Eligible Holder” means (i) an existing Holder or an Affiliate or Fund Affiliate of an existing Holder and (ii) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 12.07, the Company, each such approval not to be unreasonably withheld or delayed, subject to the terms of Section 12.07 hereof; provided, however, that in no event shall any of the following constitute an Eligible Holder: (A) a Disqualified Institution, (B) the Company, any Subsidiary Controlled by the Company or any Managed Fund, (C) any Defaulting Holder or any of its Subsidiaries or any Person who, upon becoming a Holder hereunder, would constitute any of the foregoing Persons described in this clause (C) or (D) a natural person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any fiscal year (a) EBITDA of the Company and its Subsidiaries for such fiscal year minus (b) to the extent not deducted in computing EBITDA, the sum (without duplication) of (i) the aggregate amount of Non-Financed Capital Expenditures during such period, (ii) the aggregate amount paid in cash or withheld by the Company and its Subsidiaries in respect of income taxes for such period, (iii) the aggregate amount of interest expense paid in cash by the Company and its Subsidiaries during such period, and (iv) the aggregate amount of all principal payments of subordinated Indebtedness of the Company and the Subsidiary Guarantors during such fiscal year (but excluding payments made with the proceeds of any Indebtedness permitted hereunder).

“Excluded Collateral” means (i) any Capital Stock or other Investment held by the Company in any Subsidiary of the Company in existence as of the date hereof to the extent such Subsidiary is listed on Schedule 1.01(a) hereto, (ii) any Capital Stock or other Investment held by the Company or any Subsidiary Grantor in Investment Vehicles hereafter existing, formed or acquired (other than as set forth in clause (i) above) or in any other Person (other than a natural Person), in each case to the extent and for so long as the grant of a security interest therein would Conflict with any Contractual Obligation, any Organizational Document of an Investment Vehicle, or any Requirement of Law, except, if and to the extent the terms of any Contractual Obligation, other document or Requirement of Law prohibiting such grant of a security interest is ineffective under Article 9 of the UCC or other applicable law or if such Conflict is waived or otherwise consented to by the related counterparty or the waiver of such Conflict does not require the consent of any party other than the Company or an Affiliate thereof, (iii) any rights under Capital Leases, documents evidencing purchase money financing transactions and any equipment financed under any of the foregoing, to the extent (A) such Capital Leases and documents evidencing purchase money financing transactions are permitted under Section 7.01 hereof and (B) the creation of a security interest therein in favor of the Administrative Agent would Conflict with the terms of such Capital Lease or documents and such prohibition is not rendered ineffective under Article 9 of the UCC or other applicable law, (iv) rights of a party under licenses and Contractual Obligations, in each case to the extent (and only to the extent that) and for so long as the grant of a security interest therein would Conflict with such Contractual Obligation, other document or Requirement of Law, except, if and to the extent the terms of any such Contractual Obligation, other document or Requirement of Law prohibiting such grant of a security interest is ineffective under Article 9 of the UCC or other applicable law or if such Conflict is waived or otherwise consented to by the related counterparty or the waiver of such Conflict does not require the consent of any party other than the Company or an Affiliate thereof, (v) any Deposit Account not required pursuant to Section 6.10 to be subject to the Administrative Agent’s control, (vi) any Securities Account not required pursuant to Section 6.11 to be subject to the Administrative Agent’s control and (vii) any other assets not excluded in clauses (i)-(vi) above which have a book value of less than $1,000,000 in the aggregate and are identified in writing from time to time by the Company or a Subsidiary Grantor to the Administrative Agent as being Excluded Collateral pursuant to this clause (vii); provided that the term “Excluded Collateral” shall not include any dividend, income or other distribution arising from any Excluded Collateral or any Proceeds received by the Company or any Subsidiary Grantor with respect to the Company’s or such Subsidiary Grantor’s rights or interests in such Excluded Collateral. For avoidance of doubt, all assets of each Subsidiary other than the Subsidiary Grantors shall constitute “Excluded Collateral”.

“Excluded Subsidiary” means any Subsidiary other than (a) the NewStar Collateral Subsidiary, the REO Subsidiary Guarantors, NewStar Business Credit and NewStar Equipment Finance and (b) any other wholly-owned Domestic Subsidiary of the Company constituting an Operating Subsidiary existing, formed or acquired after the Amendment Closing Date; provided, however, that any Subsidiary that is prohibited by any Requirement of Law or any Contractual Obligation with an unaffiliated third party from providing a guaranty of the Obligations shall constitute an Excluded Subsidiary. For the avoidance of doubt, each Excluded Subsidiary as of the Amendment Closing Date is set forth on Schedule 1.01(c) attached hereto.

“Excluded Term Securitization Debt Issuer” means any Person (a) that has issued Term Securitization Debt, (b) that is included in the consolidated balance sheet of the Company in accordance with GAAP, and (c) the Capital Stock of which that is owned by the Company, beneficially or of record, directly or indirectly, constitutes 25% or less of the total outstanding Capital Stock of such Person.

“Existing Holders” has the meaning set forth in the recitals to this Agreement.

“Existing Note Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Revolving Credit Facility” has the meaning specified in the recitals to this Agreement.

“Existing Term Loan” has the meaning set forth in Section 2.01(a)(ii).

“Existing Term Loan Facility” has the meaning set forth in the recitals to this Agreement.

“Facility” means each of (a) the Initial Term Commitments and the Initial Term Loans, (b) the Delayed Draw Term A Commitments and Delayed Draw Term A Loans, (c) the Delayed Draw Term B Commitments and Delayed Draw Term B Loans, (d) the Delayed Draw Term A-1 Commitments and Delayed Draw Term A-1 Loans, (e) the Delayed Draw Term B-1 Commitments and the Delayed Draw Term B-1 Loans and (f) each Tranche of New Term Loans and the related New Term Commitments.

“FASB” means the Financial Accounting Standards Board, or any entity succeeding to its principal functions.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Filing Collateral” means all Collateral with respect to which a security interest may be perfected by the filing of financing statements under the UCC.

“Financing Statement” means the UCC financing statement naming the Company or the applicable Subsidiary Grantor, as debtor, and the Administrative Agent, as secured party, and describing the Collateral of the Company or such Subsidiary Grantor, as applicable, as the collateral as contemplated by the Security Agreement.

“Foreign Holder” has the meaning set forth in Section 12.15(a)(i).

“Fortress Delayed Draw Availability Commencement Date” means August 12, 2013.

“Fortress Holders” means, as of any date of determination, each Affiliate of Fortress Credit Corp. which is a Holder as of such date. As of the Amendment Closing Date, the Fortress Holders are the Holders set forth on Schedule 2.01.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto performing similar functions.

“Fund Affiliate” means, with respect to any Holder that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is advised or managed by such Holder or an Affiliate of such Holder or by the same investment advisor as such Holder or by an Affiliate of such investment advisor.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Grant” or “Grants” or “Granting” shall include to grant, assign, pledge, transfer, convey, set over and dispose.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged.

“Holder” means a Term Holder.

“Increased Amount Date” has the meaning set forth in Section 2.09.

“Incremental Equivalent Debt” means Indebtedness incurred by the Company which satisfies each of the following criteria: (a) the aggregate principal amount of such Indebtedness incurred during the term of this Agreement (or, in the case of any such Indebtedness incurred under a revolving credit facility, the aggregate amount of the revolving credit commitments established under such revolving credit facility) plus the aggregate principal amount of any New Term Loans made under Section 2.09 during the term of this Agreement does not exceed $100,000,000, (b) such Indebtedness is permitted by Section 7.01, (c) such Indebtedness is secured by substantially the same collateral, and guaranteed by the same Subsidiaries, as the Term Loans and does not benefit from any additional collateral or guaranties, (d) if the maturity date of such Indebtedness is earlier than the Scheduled Maturity Date of any Facility, this Agreement shall have been amended in a manner reasonably satisfactory to the Administrative Agent to shorten the Scheduled Maturity Date of such Facility to a date which is no later than the maturity date of such Indebtedness, (e) if such Indebtedness (other than any such Indebtedness incurred under a revolving credit facility) has any amortization of principal prior to the Scheduled Maturity Date of any Facility (as determined prior to giving effect to the foregoing clause (d)), this Agreement shall have been amended in a manner reasonably satisfactory to the Administrative Agent to provide for the amortization of principal of the Term Loans of such Facility such that the weighted average life to maturity of such Term Loans shall be equal to or less than that of such Indebtedness, (f) if the initial “spread” (for purposes of this clause (f), the “spread” with respect to any loan shall be calculated as the sum of the applicable interest rate margin on the relevant loan plus any original issue discount or upfront fees in lieu of original issue discount (other than any arranging fees, underwriting fees and commitment fees) (based on an assumed four-year average life for the applicable credit facilities (e.g., 100 basis points in original issue discount or upfront fees equals 25 basis points of interest rate margin))) relating to such Indebtedness exceeds the spread then in effect with respect to the Term Loans of any Facility by more than 0.50%, the Applicable Margin relating to such Term Loans shall be adjusted so that the spread relating to such Indebtedness does not exceed the then existing spread applicable to such Term Loans by more than 0.50%; provided that if such Indebtedness includes an interest rate floor greater than the interest rate floor applicable to the Term Loans of any Facility, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for such Term Loans shall be required, to the extent an increase in the interest rate floor for such Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Term Loans shall be increased by such amount, (g) the Company has designated such Indebtedness as “Incremental Equivalent Debt” for purposes of this Agreement in a written notice by the Company to the Administrative Agent, and (h) no Event of Default has occurred and is continuing as of the date such Indebtedness is Incurred. Any Permitted Refinancing Indebtedness with respect to any Indebtedness described in the foregoing sentence that satisfies clauses (b) through (h) of the foregoing sentence shall also constitute Incremental Equivalent Debt.

“Incremental Equivalent Debt Intercreditor Agreement” has the meaning set forth in Section 11.11.

“Incremental Equivalent Debt Percentage” means, with respect to any prepayment of principal of Incremental Equivalent Debt (which, in the case of a revolving credit facility, is accompanied by a corresponding permanent reduction of the revolving credit commitments thereunder), an amount (expressed as a percentage) equal to (a) the principal amount of such prepayment divided by (b) the outstanding principal balance of such Incremental Equivalent Debt (as determined prior to giving effect to such prepayment).

“Incur” means, with respect to any Indebtedness, to directly or indirectly create, incur, issue, assume or guaranty, or otherwise become directly or indirectly liable (contingently or otherwise) with respect to, such Indebtedness, and the terms “Incurred” and “Incurrence” shall have meanings correlative thereto; provided, that the assumption by the Company or any of its Subsidiaries (such Person, the “Assuming Party”) of Indebtedness owing to another Person by the Company or any Subsidiary shall not constitute an additional Incurrence of Indebtedness by the Assuming Party for purposes of calculating compliance with Section 7.01.

“Indebtedness” means, as applied to any Person, (i) all indebtedness for borrowed money, including senior and subordinated indebtedness and corporate debt and any working capital, liquidity or subscription agreement facilities, (ii) all notes payable, bonds, debentures or similar instruments and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iii) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of Incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (iv) all Capital Lease obligations and the present value of all future rental payments under all synthetic leases, (v) obligations under any traditional repurchase agreement financings, (vi) all Guaranty Obligations, and (vii) all net obligations under Swap Agreements. The amount of any net obligations under any Swap Agreement of any Person shall, at any time of determination for purposes of this Agreement, equal the net amount (after taking into account any netting agreements) that such Person would be required to pay if the instruments or agreements giving rise to such obligations were terminated at such time giving effect to the current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“Initial Term Commitment” means, with respect to each Initial Term Holder, the commitment of such Initial Term Holder to make Initial Term Loans hereunder on the Amendment Closing Date. The initial maximum amount of each Initial Term Holder’s Initial Term Commitment is set forth on Schedule 2.01. The aggregate maximum amount of the Initial Term Commitments as of the Amendment Closing Date is equal to $170,000,000.

“Initial Term Holder” means the Persons listed as an Initial Term Holder on Schedule 2.01 and any other Person that shall have become an Initial Term Holder party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be an Initial Term Holder party hereto pursuant to an Assignment and Assumption.

“Initial Term Loan” means (a) a loan funded on the Amendment Closing Date pursuant to Section 2.01(a)(ii) that utilizes the Initial Term Commitments and (b) each Existing Term Loan which is rolled over into and classified as an Initial Term Loan hereunder pursuant to Section 2.01(a)(ii).

“Initial Term Loan Maturity Date” means Scheduled Initial Term Maturity Date or, if earlier, the date on which the Initial Term Loans become due and payable in full, by acceleration or otherwise.

“Initial Term Note” means a promissory note made by the Company in favor of an Initial Term Holder evidencing the Initial Term Loans made by such Initial Term Holder, substantially in the form of Exhibit A-1 hereto.

“Insurance Requirements” has the meaning set forth in Section 6.06.

“Interest Accrual Period” means, with respect to any Loan, (i) in the case of the initial such Interest Accrual Period, the period commencing on the date of the making of such Loan and ending on the last Business Day of the first calendar month ending thereafter, and (ii) in the case of any subsequent such Interest Accrual Period, the period commencing on the last day of the immediately preceding Interest Accrual Period with respect to such Loan and ending on the last Business Day of the first calendar month ending thereafter.

“Interest Rate” means, for any day, a rate per annum equal to the sum of (i) the greater of (a) the LIBO Rate and (b) 1.00% plus (ii) the Applicable Margin in effect on such day.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person, (ii) a loan, advance or capital contribution to, or purchase or other acquisition of any other Indebtedness of or equity participation or interest in, another Person, including any partnership or Investment Vehicle interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Vehicle” means a CDO Subsidiary, CLO Subsidiary, Warehouse Subsidiary or any other limited liability company, limited partnership, or other entity created or acquired by the Company for the purpose of (i) issuing CDOs or CLOs, (ii) providing or participating in “warehouse” lending or borrowing or repurchase facilities or (iii) engaging in similar securitization or loan, receivable or other asset-backed backed financing transactions of any kind. “Investment Vehicle” shall not include any Workout Subsidiary or REO Subsidiary.

“Investment Vehicle Net Equity Value” means, with respect to any Investment Vehicle as of any date of determination, an amount equal to (a) the aggregate outstanding principal balance of all Obligor Loans held by such Investment Vehicle as of such date minus (b) an amount equal to (i) the aggregate principal balance of all Indebtedness of such Investment Vehicle as of such date minus (ii) the aggregate amount of all Principal Cash of such Investment Vehicle as of such date.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means, with respect to any New Term Commitments established by any New Term Holders pursuant to Section 2.09, an agreement among the Company, the Administrative Agent and such New Term Holders pursuant to which such New Term Holders shall become a party to this Agreement as Holders hereunder and setting forth the terms of such New Term Commitments and the New Term Loans made thereunder, which agreement shall be reasonably satisfactory in form and substance to the Company, the Administrative Agent and such New Term Holders.

“Judgment” means any judgment, order, writ, decision, decree, award or injunction of any Governmental Authority.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LIBO Rate” means, for any Interest Accrual Period with respect to any Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate published by Bloomberg (or, if such rate is not available as published by Reuters) as one-month LIBOR on the date which is two Business Days prior to the first day of such Interest Accrual Period or, if such rate shall not be so quoted, the rate per annum at which (as determined by the Administrative Agent) Wells Fargo Bank, National Association is offered Dollar deposits at or about 11:00 A.M., London time, on such date by prime banks in the interbank eurodollar market for delivery on such day for a period of one month and in an amount comparable to the amount of such Loan. In the event that such rate does not appear or is not quoted as provided above, the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying one-month LIBOR as selected by an agreement between the Company and the Administrative Agent. The LIBO Rate for any Loan with an initial Interest Accrual Period that is less than a full calendar month in duration shall be calculated on the basis of the one-month LIBOR in effect on the date which is two Business Days prior to the requested date for the making of such Loan and shall be recalculated based on the one-month LIBOR on the date which is two Business Days prior to the first day of the immediately succeeding calendar month.

“License” means any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), and (ii) any right of set off or offset, or other liens (including federal or state tax liens).

“Litigation” means any action, proceeding, litigation, investigation, arbitration, mediation, claim or Judgment.

“Loan” means a Term Loan.

“Managed Fund” means a fund that meets all of the following criteria: (a) such fund invests in commercial loans, (b) such fund is not a Subsidiary and (c) such fund is advised or managed by (i) the Company or (ii) any Subsidiary Controlled by the Company.

“Margin Stock” shall have the meaning accorded to such term in Regulation U, T or X of the Board of Governors of the Federal Reserve System, as amended.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company to perform its payment obligations under any Note Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party.

“Maturity Date” means the Initial Term Loan Maturity Date, the Delayed Draw Term A Loan Maturity Date, the Delayed Draw Term B Loan Maturity Date, the Delayed Draw Term A-1 Loan Maturity Date or the Delayed Draw Term B-1 Loan Maturity Date, as the context may require.

“Money” shall have the meaning accorded to such term in the UCC.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means the underlying real property and any improvements thereon on which a Lien is granted to secure a Real Estate Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Term Commitments” has the meaning set forth in Section 2.09(b).

“New Term Holder” has the meaning set forth in Section 2.09(b).

“New Term Loans” has the meaning set forth in Section 2.09(b).

“New Term Note” means a promissory note made by the Company in favor of a New Term Holder evidencing the New Term Loans made by such New Term Holder, which promissory note shall be reasonably satisfactory in form and substance to the Company and such New Term Holder.

“NewStar Business Credit” means NewStar Business Credit LLC, a Delaware limited liability company.

“NewStar Collateral Subsidiary” means NewStar Loan Funding, LLC, a Delaware limited liability company.

“NewStar Equipment Finance” means NewStar Equipment Finance I LLC, a Delaware limited liability company.

“Non-Defaulting Holder” means any Holder other than a Defaulting Holder.

“Non-Financed Capital Expenditures” means Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money.

“Note Documents” means this Agreement, the Security Agreement, each Note, the Subsidiary Guaranty, and each Incremental Equivalent Debt Intercreditor Agreement, together with any and all other notes, security agreements, pledge agreements, control agreements, guarantees of the Company’s Obligations, collateral assignments, and any and all other instruments, agreements and other documents executed and delivered from time to time by any Note Party to or in favor of the Administrative Agent or any Holder in connection with this Agreement and the transactions contemplated hereby, as the same may be supplemented, amended, restated or otherwise modified from time to time.

“Note Party” means the Company, each Subsidiary Guarantor and each other Subsidiary, if any, which becomes a party to any Note Document.

“Note” means a Term Note.

“Obligations” means all Loans to, and debts, liabilities and obligations of, the Company or any other Note Party arising under or in connection with any Note Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and any future advances thereon, renewals, extensions, modifications, amendments, substitutions and consolidations thereof, including the Company’s obligations to pay (or reimburse Administrative Agent and Holders for) for costs and expenses payable by the Company pursuant to Section 12.04 and Section 12.05 hereof and fees payable by the Company as provided under Section 2.04 hereof, and including interest and fees that accrue after the commencement by or against the Company of any proceeding under any Debtor Relief Laws naming the Company as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means, with respect to any Obligor Loan, any Person or Persons which is a borrower or guarantor with respect thereto.

“Obligor Loan” means any loan to an Obligor owned by the Company or any of its Subsidiaries.

“Obligor Loan Payment Collateral” means Collateral consisting of cash payments on, or cash proceeds of dispositions of, Obligor Loans held by the Company or any Subsidiary Grantor.

“Obligor Senior Leverage Ratio” means, with respect to any Obligor Loan as of date of determination, the ratio of (a) the senior Indebtedness of such Obligor as of such date (as reflected in the Company’s internal performance tracking system) to (b) the EBITDA of such Obligor for the period of twelve consecutive calendar months ending on or most recently ended prior to such date for which financial statements of such Obligor are available (as reflected in the Company’s internal performance tracking system).

“Operating Subsidiary” means any Subsidiary of the Company other than (a) an Investment Vehicle, REO Subsidiary or Workout Subsidiary, (b) a special purpose entity formed or acquired by the Company or any other Subsidiary to hold assets of any Investment Vehicle, REO Subsidiary or Workout Subsidiary in connection with the establishment, management, operation or servicing of such Investment Vehicle, REO Subsidiary or Workout Subsidiary or (c) any Subsidiary which does not engage in any material activities or operations or hold assets having a fair market value in excess of $10,000,000 in the aggregate.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Note Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Parent Company” means, with respect to a Holder, the bank holding company (as defined in FRB Regulation Y), if any, of such Holder, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting equity interests of such Holder.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” means those Liens permitted by Section 7.02 and any Customary Permitted Liens.

“Permitted Holders” means (i) any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (ii) any Person or group of Persons that Controls, is Controlled by, or is under common Control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any such Subsidiary; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly subordinated in right of payment to, the Loans on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) if such Permitted Refinancing Indebtedness is secured, such Permitted Refinancing Indebtedness is secured by the same collateral as the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Use” means, with respect to the proceeds of a Loan made at any time on or after the Amendment Closing Date, any lawful purpose.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Possessory Collateral” means all Collateral with respect to which a security interest may be perfected by the secured party taking possession of such Collateral within the meaning of the UCC.

“Principal Cash” means, with respect to any Investment Vehicle as of any date of determination, the aggregate amount of all restricted cash held by such Investment Vehicle in its principal and revolving credit reserve accounts related to its Indebtedness as of such date, but excluding any restricted cash held in any interest reserve accounts.

“Proceeds” shall have the meaning accorded to such term in the UCC and shall include any and all insurance proceeds and loss proceeds in respect of the Collateral.

“Pro Rata Share” means

(a) when used with respect to each Holder at any time, such Holder’s pro rata share of the aggregate Total Outstandings and aggregate undrawn Commitments at such time;

(b) when used with respect to each Initial Term Holder in relation to all Initial Term Holders at any time, such Holder’s pro rata share of the aggregate outstanding principal balance of the Initial Term Loans at such time;

(c) when used with respect to each Delayed Draw Term A Holder in relation to all Delayed Draw Term A Holders at any time, such Holder’s pro rata share of the aggregate Delayed Draw Term A Commitments (or, if the Delayed Draw Term A Loans have been funded at such time, the aggregate outstanding principal balance of the Delayed Draw Term A Loans) at such time;

(d) when used with respect to each Delayed Draw Term B Holder in relation to all Delayed Draw Term B Holders at any time, such Holder’s pro rata share of the aggregate Delayed Draw Term B Commitments (or, if the Delayed Draw Term B Loans have been funded at such time, the aggregate outstanding principal balance of the Delayed Draw Term B Loans) at such time;

(e) when used with respect to each Delayed Draw Term A-1 Holder in relation to all Delayed Draw Term A-1 Holders at any time, such Holder’s pro rata share of the aggregate undrawn Delayed Draw Term A-1 Commitments and the aggregate outstanding principal balance of the Delayed Draw Term A-1 Loans at such time;

(f) when used with respect to each Delayed Draw Term B-1 Holder in relation to all Delayed Draw Term B-1 Holders at any time, such Holder’s pro rata share of the aggregate undrawn Delayed Draw Term B-1 Commitments and the aggregate outstanding principal balance of the Delayed Draw Term B-1 Loans at such time; and

(g) when used with respect to each New Term Holder in relation to all New Term Holders at any time, such Holder’s pro rata share of the aggregate outstanding principal balance of the New Term Loans at such time.

“Real Estate Loan” means any Obligor Loan for which the underlying Related Property consists primarily of commercial real estate owned by the Obligor.

“Register” has the meaning set forth in Section 12.07(c).

“Related Property” means, with respect to any Obligor Loan, any property or assets designated and pledged or mortgaged as collateral to secure repayment of such Obligor Loan (including Mortgaged Property and/or a pledge of the equity interests of such Obligor), including all proceeds from any sale or other disposition of such property or assets.

“REO Acquisition” means the acquisition by the Company, any Investment Vehicle or any REO Affiliate on behalf of the Company or any Investment Vehicle of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

“REO Affiliate” means a corporation, limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Company or any Subsidiary and acquires title to any REO Property.

“REO Property” means a Mortgaged Property acquired by REO Acquisition.

“REO Subsidiary” means any REO Affiliate that is a direct wholly-owned subsidiary of the Company or a Subsidiary Guarantor. As of the Amendment Closing Date, the term “REO Subsidiary” shall include, without limitation, each REO Subsidiary Guarantor.

“REO Subsidiary Guarantor” means each of FQ NS Six Holding, LLC, a Delaware limited liability company, and I-295 NS Eight Holding, LLC, a Delaware limited liability company.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means, as of any date of determination, a Holder or Holders having Loans and unused Commitments representing more than 50% of the sum of the Total Outstandings and unused Commitments of all Holders at such time; provided, however, that the calculation of Required Holders shall not include any Defaulting Holder for any purposes of this Agreement (including without limitation, Section 12.01).

“Requirement of Law” or “Requirements of Law” means any requirement, direction, policy or procedure of any Law or License, Judgment, or Consent or Other Action.

“Responsible Officer” means, in the case of any Person, the chief executive officer, president, chief financial officer, treasurer, controller or chief investment officer of such Person, or, in the case of a limited partnership, the general partner of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether direct or indirect, and whether in cash, securities or other property) with respect to any class of Capital Stock of such Person now or hereafter outstanding, other than a dividend payable to the holders of any class of Capital Stock solely in shares of Capital Stock of such Person (other than Disqualified Capital Stock) and (ii) any payment (whether direct or indirect, and whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, full or partial redemption, full or partial withdrawal, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Scheduled Maturity Date” means the Scheduled Initial Term Maturity Date, the Scheduled Delayed Draw Term A Maturity Date, the Scheduled Delayed Draw Term B Maturity Date, the Scheduled Delayed Draw Term A-1 Maturity Date or the Scheduled Delayed Draw Term B-1 Maturity Date, as the context may require.

“Scheduled Delayed Draw Term A Maturity Date” means May 11, 2018.

“Scheduled Delayed Draw Term A-1 Maturity Date” means May 11, 2018.

“Scheduled Delayed Draw Term B Maturity Date” means May 12, 2017.

“Scheduled Delayed Draw Term B-1 Maturity Date” means May 12, 2017.

“Scheduled Initial Term Maturity Date” means May 11, 2018.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” shall have the meaning accorded to such term in the UCC.

“Securities Account Collateral” means Collateral consisting of (a) security entitlements and CLO Notes owned by the Company or any Subsidiary Grantor and held by a securities intermediary in a Securities Account of the Company or such Subsidiary Grantor, (b) cash payments on, or cash proceeds from the disposition of, CLO Notes owned by the Company or any Subsidiary Grantor or (c) dividends or distributions paid in cash to the Company or any Subsidiary Grantor, in each case, by its wholly-owned Subsidiaries.

“Securities Account Control Agreement” means, with respect to any Securities Account, any control agreement or other similar agreement between each institution maintaining a Securities Account, the applicable Note Party and the Administrative Agent as the Administrative Agent shall deem necessary in its reasonable discretion, in form reasonably acceptable to the Administrative Agent, providing for such institution’s agreement to accept entitlement orders from the Administrative Agent as to the disposition of Investments held in the applicable Securities Account, which entitlement orders shall be issued by the Administrative Agent only so long as an Event of Default shall have occurred and be continuing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement of even date herewith executed by the Company, the Subsidiary Guarantors party thereto and the Administrative Agent, as the same is amended or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to Incur, or believe (nor should it reasonably believe) that it will Incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Grantor” means (a) the NewStar Collateral Subsidiary and (b) any other Subsidiary that becomes a “Grantor” under and as defined in the Security Agreement after the Amendment Closing Date. For avoidance of doubt, no Subsidiary of the Company other than the NewStar Collateral Subsidiary shall be required to become a Subsidiary Grantor on or after the Amendment Closing Date.

“Subsidiary Guarantor” means, collectively, the NewStar Collateral Subsidiary, each REO Subsidiary Guarantor, NewStar Business Credit, NewStar Equipment Finance and each other Subsidiary of the Company that becomes a party to the relevant Note Documents as a Subsidiary Guarantor after the Amendment Closing Date. For avoidance of doubt, except as otherwise provided in Section 6.12, no Subsidiary of the Company that is not a Subsidiary Guarantor as of the Amendment Closing Date shall be required to become a Subsidiary Guarantor after the Amendment Closing Date.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty of even date herewith, executed by each Subsidiary Guarantor and the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” shall have the meaning accorded to such term in Section 3.01(a).

“Tax Party” shall have the meaning accorded to such term in Section 5.09.

“Term Commitments” means, collectively, the Initial Term Commitments, the Delayed Draw Term Commitments and any New Term Commitments.

“Term Holders” means, collectively, the Initial Term Holders, the Delayed Draw Term Holders and the New Term Holders.

“Term Loans” means, collectively, the Initial Term Loans, the Delayed Draw Term Loans and any New Term Loans.

“Term Notes” means, collectively, the Initial Term Notes, the Delayed Draw Term A Notes, the Delayed Draw Term B Notes, the Delayed Draw Term A-1 Notes, the Delayed Draw Term B-1 Notes and the New Term Notes.

“Term Securitization Debt” means Indebtedness of an Investment Vehicle.

“Total Debt” means, as of any date of determination, an amount equal to the aggregate amount of Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) described in clauses (i), (ii) and (iv) of the definition of “Indebtedness” outstanding as of such date of determination; provided, however, that any Term Securitization Debt which is issued by an Excluded Term Securitization Debt Issuer shall be excluded from Total Debt. For illustrative purposes, Schedule 1.01(b) attached hereto sets forth a calculation of Total Debt as of December 31, 2012.

“Total Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Total Debt as of such date to (b) Consolidated Net Worth as of such date.

“Total Outstandings” means, as of any date of determination, the aggregate outstanding principal amount of all Term Loans as of such date.

“Tranche” has the meaning specified in Section 2.09(b).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time as adopted in the State of New York; provided, however, that, if by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the terms “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unapplied Cash” means (i) Cash received by the Company or any Subsidiary Grantor for the sole purpose of holding such funds in escrow for the benefit of an identifiable third party until a separate escrow deposit account is established and maintained, which account shall be promptly established, provided that the escrowed funds described in this clause (i) shall at no time exceed $1,000,000 in the aggregate for any single borrower, (ii) Cash in the nature of an overpayment of an Obligor Loan received by the Company or any Subsidiary Grantor in its capacity as a lender or as the administrative or collateral agent for a syndicate of lenders for so long as such amounts constitute an overpayment, and/or (iii) Cash in the form of unidentified wires until such wires can be properly identified for transfer to the appropriate deposit account.

“Unencumbered Assets” means Obligor Loans owned by the Company or any Subsidiary and not subject to any Lien securing Indebtedness (other than Liens securing the Obligations and Incremental Equivalent Debt).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Warehouse Subsidiary” means a Subsidiary that is engaged as its sole business in acquiring loans or other debt instruments for purposes of transferring such loans or debt instruments to a CDO Subsidiary or a CLO Subsidiary or participating in other loan, receivable or other asset-backed financing transactions.

“Workout Assets” means assets obtained in connection with any repossession or foreclosure proceeding, a consensual or voluntary settlement or workout proceeding, or any similar proceeding in connection with the exercise of creditors’ rights and remedies.

“Workout Subsidiary” means any Subsidiary of the Company which is formed or acquired solely in connection with repossession, foreclosure, insolvency, workout, settlement or other similar proceedings in respect of Workout Assets.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import, when used in any Note Document, shall refer to such Note Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Note Document in which such reference appears.

(ii) The terms “include” and “including” are by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.05, except as otherwise specifically prescribed herein.

(b) If any change in GAAP used in the preparation of the most recent financial statements referred to in Section 5.05 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of FASB or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Company and results in a change in any of the calculations under Article VI or any financial ratio set forth in any Note Documents (to the extent required to be calculated in accordance with GAAP) that would not have resulted had such accounting change not occurred, the parties hereto agree that, for purposes of this Agreement, such change shall not be given effect and the calculations required to measure compliance with any financial covenant set forth in Article VI or financial ratio under any Note Document shall be performed as if such change had not occurred.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number). Any interest rate calculated in accordance with the terms of this Agreement shall be rounded upward to the nearest whole multiple of one thousandth of one percent (0.001%).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE LOANS

2.01 Loans.

(a) Commitments.

(i) Termination of Existing Revolving Credit Facility. The Company and the Existing Holders hereby agree that, effective on the Amendment Closing Date, the Revolving Commitments (as defined in the Existing Note Agreement) of the Existing Holders under the Existing Note Agreement are terminated. The Administrative Agent and the Existing Holders hereby waive (A) any requirement under the Existing Note Agreement or otherwise that the Company provide any prior notice of such termination and (B) any obligation of the Company to pay and any right of the Administrative Agent or the Existing Holders to receive any fee, premium or other amount under the Existing Note Agreement or otherwise in connection with such termination.

(ii) Initial Term Commitments. Pursuant to the Existing Note Agreement, the Existing Holders made Term Loans (as defined in the Existing Note Agreement) (the “Existing Term Loans”) to the Company in the full amount of their Term Commitments (as defined in the Existing Note Agreement), whereupon such Term Commitments automatically terminated. As of the Amendment Closing Date, the aggregate outstanding principal balance of the Existing Term Loans is $100,000,000 and the outstanding principal balance of the Existing Term Loans held by each Existing Holder is as follows: (I) Fortress Opportunities, $75,000,000, (II) Fortress Funding III, $20,000,000 and (III) Fortress Funding IV LP, $5,000,000. Subject to the terms and conditions set forth herein, on the Amendment Closing Date, (A) the Existing Term Loans held by the Continuing Holders in the aggregate principal amount of $95,000,000 under the Existing Note Agreement shall be rolled over into and shall constitute Initial Term Loans hereunder, (B) each Continuing Holder holding an Existing Term Loan as of the Amendment Closing Date shall constitute an Initial Term Holder hereunder, (C) each Initial Term Holder severally agrees to make an Initial Term Loan to the Company in a single drawing on the Amendment Closing Date in an amount equal to (x) the full amount of its Initial Term Commitment minus (y) the outstanding principal balance of the Existing Term Loan, if any, held by such Initial Term Holder and (D) a portion of the proceeds of the Initial Term Loans funded under the foregoing clause (C) in the amount of $5,000,000 plus the amount of any accrued interest on Existing Term Loan held by the Departing Holder shall be remitted to the Departing Holder and applied to repay such Existing Term Loan and accrued interest in full. The Existing Holders hereby (1) consent to the repayment of the Existing Term Loan held by the Departing Holder and waive any requirement under the Existing Note Agreement or otherwise that such repayment be applied ratably to the Obligations (as defined in the Existing Note Agreement) held by all of the Existing Holders, (2) waive any requirement under the Existing Note Agreement or otherwise that the Company provide any prior notice of such repayment and (3) waive any obligation of the Company to pay and any right of the Administrative Agent or the Existing Holders to receive any fee, premium or other amount under the Existing Note Agreement or otherwise in connection with such repayment. Upon any payment or prepayment of an Initial Term Loan in whole or in part, the Company shall have no right to reborrow the amount so paid or prepaid.

(iii) Delayed Draw Term A Commitments. Subject to the terms and conditions set forth herein, each Delayed Draw Term A Holder agrees to make Delayed Draw Term A Loans to the Company in an aggregate principal amount equal to the full amount of its Delayed Draw Term A Commitment in a single drawing during the Delayed Draw Term A and Term B Availability Period. To request the funding of the Delayed Draw Term A Loans hereunder, the Company shall deliver to the Administrative Agent not later than 1:00 p.m. (New York time) three Business Days before the date of such proposed Delayed Draw Term A Loans, by facsimile or electronic mail transmission, a borrowing request substantially in the form of Exhibit G attached hereto (a “Delayed Draw Term Loan Borrowing Request”) setting forth the Facility under which such borrowing is requested and all of the other information required to be included therein. Promptly following receipt of a Delayed Draw Term Loan Borrowing Request in compliance with this Section 2.01(a)(iii), the Administrative Agent shall advise each Delayed Draw Term A Holder of the details thereof, and of the amount of such Holder’s Delayed Draw Term A Loan to be made as part of such borrowing. So long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom and subject to the other terms and conditions of this Agreement, no later than the third Business Day immediately following the date on which such Delayed Draw Term Loan Borrowing Request is delivered to the Administrative

Agent, the Delayed Draw Term A Holders shall make Delayed Draw Term A Loans to the Company in accordance with the terms of Section 2.01(b) and their respective Pro Rata Shares in an aggregate amount equal to the aggregate Delayed Draw Term A Loans requested in such Delayed Draw Term Loan Borrowing Request. Upon any payment or prepayment of a Delayed Draw Term A Loan in whole or in part, the Company shall have no right to reborrow the amount so paid or prepaid.

(iv) Delayed Draw Term B Commitments. Subject to the terms and conditions set forth herein, each Delayed Draw Term B Holder agrees to make Delayed Draw Term B Loans to the Company in an aggregate principal amount equal to the full amount of its Delayed Draw Term B Commitment in a single drawing during the Delayed Draw Term A and Term B Availability Period. To request the funding of the Delayed Draw Term B Loans hereunder, the Company shall deliver to the Administrative Agent not later than 1:00 p.m. (New York time) three Business Days before the date of such proposed Delayed Draw Term B Loan, by facsimile or electronic mail transmission, a Delayed Draw Term Loan Borrowing Request setting forth the Facility under which such borrowing is requested and all of the other information required to be included therein. Promptly following receipt of such Delayed Draw Term Loan Borrowing Request in compliance with this Section 2.01(a)(iv), the Administrative Agent shall advise each Delayed Draw Term B Holder of the details thereof, and of the amount of such Holder’s Delayed Draw Term B Loan to be made as part of such borrowing. So long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom and subject to the other terms and conditions of this Agreement, no later than the third Business Day immediately following the date on which such Delayed Draw Term Loan Borrowing Request is delivered to the Administrative Agent, the Delayed Draw Term B Holders shall make Delayed Draw Term B Loans to the Company in accordance with the terms of Section 2.01(b) and their respective Pro Rata Shares in an aggregate amount equal to the aggregate Delayed Draw Term B Loans requested in such Delayed Draw Term Loan Borrowing Request. Upon any payment or prepayment of a Delayed Draw Term B Loan in whole or in part, the Company shall have no right to reborrow the amount so paid or prepaid

(v) Delayed Draw Term A-1 Commitments. If any Fortress Holder assigns any portion of its Delayed Draw Term A Commitment (the “Assigned Delayed Draw Term A Commitment Portion”) to any Eligible Holder which is not a Fortress Holder prior to the Fortress Delayed Draw Availability Commencement Date, then, effective automatically upon such assignment (A) the Assigned Delayed Draw Term A Commitment Portion shall be deemed to be converted into a Delayed Draw Term A-1 Commitment in the amount of the Assigned Delayed Draw Term A Commitment Portion, (B) such assignee shall constitute a Delayed Draw Term A-1 Holder holding a Delayed Draw Term A-1 Commitment hereunder in the amount of the Assigned Delayed Draw Term A Commitment Portion and (C) the Delayed Draw Term A Commitment of such Fortress Holder shall be equal to the Delayed Draw Term A Commitment of such Fortress Holder immediately prior to giving effect to such assignment minus the Assigned Delayed Draw Term A Commitment Portion. Subject to the terms and conditions set forth herein, each Delayed Draw Term A-1 Holder agrees to make Delayed Draw Term A-1 Loans to the Company in an aggregate principal amount equal to the full amount of its Delayed Draw Term A-1 Commitment during the Delayed Draw Term A-1 Availability Period; provided that each Delayed Draw Term A-1 Loan shall be not less than $500,000 and shall be in an amount which is an integral multiple of $250,000. The Company shall be permitted to request Delayed Draw Term A-1 Loans on one or more occasions during the Delayed Draw Term A-1 Availability Period. To request the funding of Delayed Draw Term A-1 Loans hereunder, the Company shall deliver to the Administrative Agent not later than 1:00 p.m. (New York time) one Business Day before the date of such proposed Delayed Draw Term A-1 Loans, by facsimile or electronic mail transmission, a Delayed Draw Term Loan Borrowing Request setting forth the Facility under which such borrowing is requested and all of the other information required to be included therein. Promptly following receipt of such a Delayed Draw Term Loan Borrowing Request in compliance with this Section 2.01(a)(v), the Administrative Agent shall advise each Delayed Draw Term A-1 Holder of the details thereof, and of the amount of such Holder’s Delayed Draw Term A-1 Loan to be made as part of such borrowing. So long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom and subject to the other terms and conditions of this Agreement, no later than the Business Day immediately following the date on which such a Delayed Draw Term Loan Borrowing Request is delivered to the Administrative Agent, the Delayed Draw Term A-1 Holders shall make Delayed Draw Term A-1 Loans to the Company in accordance with the terms of Section 2.01(b) and their respective Pro Rata Shares in an aggregate amount equal to the aggregate Delayed Draw Term A-1 Loans requested in such Delayed Draw Term Loan Borrowing Request. Upon any payment or prepayment of a Delayed Draw Term A-1 Loan in whole or in part, the Company shall have no right to reborrow the amount so paid or prepaid.

(vi) Delayed Draw Term B-1 Commitments. If any Fortress Holder assigns any portion of its Delayed Draw Term B Commitment (the “Assigned Delayed Draw Term B Commitment Portion”) to any Eligible Holder which is not a Fortress Holder prior to the Fortress Delayed Draw Availability Commencement Date, then, effective automatically upon such assignment (A) the Assigned Delayed Draw Term B Commitment Portion shall be deemed to be converted into a Delayed Draw Term B-1 Commitment in the amount of the Assigned Delayed Draw Term B Commitment Portion, (B) such assignee shall constitute a Delayed Draw Term B-1 Holder holding a Delayed Draw Term B-1 Commitment hereunder in the amount of the Assigned Delayed Draw Term B Commitment Portion and (C) the Delayed Draw Term B Commitment of such Fortress Holder shall be equal to the Delayed Draw Term B Commitment of such Fortress Holder immediately prior to giving effect to such assignment minus the Assigned Delayed Draw Term B Commitment Portion. Subject to the terms and conditions set forth herein, each Delayed Draw Term B-1 Holder agrees to make Delayed Draw Term B-1 Loans to the Company in an aggregate principal amount equal to the full amount of its Delayed Draw Term B-1 Commitment during the Delayed Draw Term B-1 Availability Period; provided that each Delayed Draw Term B-1 Loan shall be not less than $500,000 and shall be in an amount which is an integral multiple of $250,000. The Company shall be permitted to request Delayed Draw Term B-1 Loans on one or more occasions during the Delayed Draw Term B-1 Availability Period. To request the funding of Delayed Draw Term B-1 Loans hereunder, the Company shall deliver to the Administrative Agent not later than 1:00 p.m. (New York time) one Business Day before the date of such proposed Delayed Draw Term B-1 Loans, by facsimile or electronic mail transmission, a Delayed Draw Term Loan Borrowing Request setting forth the Facility under which such borrowing is requested and all of the other information required to be included therein. Promptly following receipt of such a Delayed Draw Term Loan Borrowing Request in compliance with this Section 2.01(a)(vi), the Administrative Agent shall advise each Delayed Draw Term B-1 Holder of the details thereof, and of the amount of such Holder’s Delayed Draw Term B-1 Loan to be made as part of such borrowing. So long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom and subject to the other terms and conditions of this Agreement, no later than the Business Day immediately following the date on which such a Delayed Draw Term Loan Borrowing Request is delivered to the Administrative Agent, the Delayed Draw Term B-1 Holders shall make Delayed Draw Term B-1 Loans to the Company in accordance with the terms of Section 2.01(b) and their respective Pro Rata Shares in an aggregate amount equal to the aggregate Delayed Draw Term B-1 Loans requested in such Delayed Draw Term Loan Borrowing Request. Upon any payment or prepayment of a Delayed Draw Term B-1 Loan in whole or in part, the Company shall have no right to reborrow the amount so paid or prepaid.

(b) Funding of Borrowings. Each Holder shall make the proceeds of its respective Loan on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Holders. The Administrative Agent will make such Loans available to the Company by wire transfer of the proceeds of such Loans to such account as the Company may specify. The failure of any Holder to make the proceeds of any Loan required to be made by it hereunder shall not relieve any other Holder of its obligation to make the proceeds of its Loan required to be made by it hereunder.

(c) Repayment of Initial Term Loans and Delayed Draw Term Loans.

(i) Repayment of Initial Term Loans. The Company unconditionally promises to pay (and such amount shall be required to be paid) to the Administrative Agent for the account of each Initial Term Holder the then unpaid principal amount of such Holder’s Initial Term Loans on the Initial Term Loan Maturity Date.

(ii) Repayment of Delayed Draw Term A Loans. The Company unconditionally promises to pay (and such amount shall be required to be paid) to the Administrative Agent for the account of each Delayed Draw Term A Holder the then unpaid principal amount of such Holder’s Delayed Draw Term A Loans on the Delayed Draw Term A Loan Maturity Date.

(iii) Repayment of Delayed Draw Term B Loans. The Company unconditionally promises to pay (and such amount shall be required to be paid) to the Administrative Agent for the account of each Delayed Draw Term B Holder the then unpaid principal amount of such Holder’s Delayed Draw Term B Loans on the Delayed Draw Term B Loan Maturity Date.

(iv) Repayment of Delayed Draw Term A-1 Loans. The Company unconditionally promises to pay (and such amount shall be required to be paid) to the Administrative Agent for the account of each Delayed Draw Term A-1 Holder the then unpaid principal amount of such Holder’s Delayed Draw Term A-1 Loans on the Delayed Draw Term A-1 Loan Maturity Date.

(v) Repayment of Delayed Draw Term B-1 Loans. The Company unconditionally promises to pay (and such amount shall be required to be paid) to the Administrative Agent for the account of each Delayed Draw Term B-1 Holder the then unpaid principal amount of such Holder’s Delayed Draw Term B-1 Loans on the Delayed Draw Term B-1 Loan Maturity Date.

(d) Notes.

(i) Initial Term Notes. On the Amendment Closing Date, the Company shall execute and deliver to each Initial Term Holder an Initial Term Note in the principal amount of such Holder’s Initial Term Commitment. Each Initial Term Holder shall return to the Company all Revolving Notes (as defined in the Existing Note Agreement) and Term Notes (as defined in the Existing Note Agreement) issued by the Company to such Holder under the Existing Note Agreement marked “cancelled”.

(ii) Delayed Draw Term A Notes. On the Delayed Draw Term A Loan Funding Date, the Company shall execute and deliver to each Delayed Draw Term A Holder a Delayed Draw Term A Note in the principal amount of the Delayed Draw Term A Loans made by such Holder on such date.

(iii) Delayed Draw Term B Notes. On the Delayed Draw Term B Loan Funding Date, the Company shall execute and deliver to each Delayed Draw Term B Holder a Delayed Draw Term B Note in the principal amount of the Delayed Draw Term B Loans made by such Holder on such date.

(iv) Delayed Draw Term A-1 Notes. On the Delayed Draw Term A-1 Loan Funding Date, the Company shall execute and deliver to each Delayed Draw Term A-1 Holder a Delayed Draw Term A-1 Note in the principal amount of the Delayed Draw Term A-1 Loans made by such Holder on such date.

(v) Delayed Draw Term B-1 Notes. On the Delayed Draw Term B-1 Loan Funding Date, the Company shall execute and deliver to each Delayed Draw Term B-1 Holder a Delayed Draw Term B-1 Note in the principal amount of the Delayed Draw Term B-1 Loans made by such Holder on such date.

2.02 Prepayments of Loans.

(a) Optional Prepayments. The Company shall have the right at any time and from time to time to prepay Term Loans in each case in whole or in part, subject to prior written notice in accordance with Section 2.02(c), and subject to the payment of any amounts due under Section 2.04(a) and payment in full of any other fees, expenses and Attorney Costs of the Administrative Agent.

(b) Mandatory Prepayments.

(i) Change of Control. Within five Business Days after the occurrence of a Change of Control, the Company shall prepay all Term Loans then outstanding; provided, however, that no such prepayment shall be required in the case of a Change of Control occurring prior to November 13, 2014 so long as, after giving effect to such Change of Control, and the Incurrence of any Indebtedness Incurred by the Company and its Subsidiaries in connection therewith, (i) the Total Leverage Ratio is not greater than 4.50 to 1.00 and (ii) no Event of Default under (A) Section 9.01(b) arising from a breach of Section 6.14 or (B) Sections 9.01(a) or (g) has occurred and is continuing. The Company shall provide written notice to the Administrative Agent of any Change of Control that will not result in a prepayment pursuant to this paragraph (b) not less than five (5) Business Days prior to the consummation of such Change of Control, together with a certificate of a Responsible Officer of the Company (i) showing in reasonable detail the calculations used in determining (A) the Consolidated Net Worth for demonstrating compliance with Section 6.14 and (B) the Total Leverage Ratio and (ii) stating that, as of the date thereof and after giving effect to such Change of Control and the Incurrence of any Indebtedness Incurred by the Company and its Subsidiaries in connection therewith, no Event of Default under (A) Section 9.01(b) arising from a breach of Section 6.14 or (B) Sections 9.01(a) or (g) has occurred and is continuing.

(ii) Prepayments of Incremental Equivalent Debt. Substantially contemporaneously with (A) any prepayment of principal of Incremental Equivalent Debt under a revolving credit facility to the extent such prepayment is accompanied by a corresponding permanent reduction in the revolving credit commitments thereunder or (B) any prepayment of principal of Incremental Equivalent Debt other than under a revolving credit facility, the Company shall prepay the Term Loans in a principal amount equal to the product of (x) the Incremental Equivalent Debt Percentage with respect to such prepayment multiplied by (y) the then outstanding principal balance of the Term Loans (as determined prior to giving effect to such prepayment).

(c) Notification of Certain Prepayments. The Company shall notify the Administrative Agent by telephone (confirmed by facsimile or email transmission) of any voluntary prepayment of the Loans under Section 2.02(a) not later than 12:00 Noon, New York time, one Business Day before the date of such prepayment. The Company shall provide written notice to the Administrative

Agent of any mandatory prepayment of the Loans pursuant to Section 2.02(b) not less than five (5) Business Days prior to such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise each Holder of the contents thereof, and of the amount of such Holder’s Pro Rata Share of such prepayment. Each such prepayment shall be applied (a) to the Initial Term Loans, Delayed Draw Term A Loans, Delayed Draw Term B Loans, Delayed Draw Term A-1 Loans, Delayed Draw Term B-1 Loans and the New Term Loans (if any) ratably in accordance with the aggregate outstanding principal balance of each such Facility and (b) with respect to each Facility, to the Loans of such Facility held by the Holders in accordance with their respective Pro Rata Shares. The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) Prepayments Accompanied by Interest. All prepayments of the Loans pursuant to this Section 2.02 shall be accompanied by accrued interest through the date of prepayment, together with any amounts payable pursuant to Section 3.05.

2.03 Termination of Initial Term Commitments and Delayed Draw Term Commitments. The Initial Term Commitments shall terminate automatically on the Amendment Closing Date immediately after the making of the Initial Term Loans. The Delayed Draw Term A Commitments shall terminate automatically on the earlier of (a) the applicable Delayed Draw Term A Loan Funding Date immediately after the making of Delayed Draw Term A Loans in an aggregate principal amount equal to the total Delayed Draw Term A Commitments and (b) the end of the Delayed Draw Term A and Term B Availability Period. The Delayed Draw Term B Commitments shall terminate automatically on the earlier of (i) the applicable Delayed Draw Term B Loan Funding Date immediately after the making of Delayed Draw Term B Loans in an aggregate principal amount equal to the total Delayed Draw Term B Commitments and (ii) the end of the Delayed Draw Term A and Term B Availability Period. The Delayed Draw Term A-1 Commitments shall terminate automatically on the earlier of (A) the applicable Delayed Draw Term A-1 Loan Funding Date immediately after the making of Delayed Draw Term A-1 Loans in an aggregate principal amount equal to the total Delayed Draw Term A-1 Commitments and (B) the end of the Delayed Draw Term A-1 Availability Period. The Delayed Draw Term B-1 Commitments shall terminate automatically on the earlier of (x) the applicable Delayed Draw Term B-1 Loan Funding Date immediately after the making of Delayed Draw Term B-1 Loans in an aggregate principal amount of the total Delayed Draw Term B-1 Commitments and (y) the end of the Delayed Draw Term B-1 Availability Period

2.04 Fees.

(a) Prepayment Fee. At any time the Company makes an optional prepayment of the Initial Term Loans and the Delayed Draw Term Loans under Section 2.02(a) prior to the first anniversary of the Amendment Closing Date with the proceeds of a refinancing (other than a refinancing in connection with a Change of Control, in which case, no such fee shall be payable), the Company shall pay to the Administrative Agent, for the account of the Initial Term Holders and the Delayed Draw Term Holders, concurrently with such prepayment, a fee equal to 1% of the principal amount so prepaid.

(b) Liquidated Damages. The Company agrees that the fee described in paragraph (a) above represents reasonable liquidated damages and is a reasonable calculation of the Holders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early prepayment of the Initial Term Loans and the Delayed Draw Term Loans.

(c) Other Fees. The Company agrees to pay to Fortress fees in the amounts and at the times separately agreed upon in writing between the Company and Fortress.

(d) Limitation on Future Fees. Notwithstanding anything herein or in any other Note Document to the contrary, in no event shall the Company be required to pay any fee or to pay interest on any Loan at a rate of interest higher than the rate theretofore in effect in connection with any amendment or waiver to this Agreement or any other Note Document after the Amendment Closing Date unless such amendment or waiver would have a material adverse effect on the overall credit risk assumed by the Holders in respect of the Facilities, taken as a whole. Nothing in this paragraph (d) shall obligate the Administrative Agent or any Holder to agree to any amendment or waiver to this Agreement or any other Note Document.

2.05 Interest.

(a) Subject to the provisions of Section 2.05(b), interest on the outstanding principal balance of the Initial Term Loans, the Delayed Draw Term A Loans, the Delayed Draw Term B Loans, the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans will accrue for each day at the Interest Rate. All calculations of interest shall be computed on an Actual/360 Basis (which results in more interest being paid than if computed on a 30/360 Basis).

(b) Anything contained herein to the contrary notwithstanding, automatically without notice upon the occurrence and during the continuation of any Event of Default under Section 9.01(g), and upon written notice from the Administrative Agent, at the direction of the Required Holders upon the occurrence and during the continuance of any Event of Default under Section 9.01(a), (i) interest (including post-petition interest in any proceeding under any Debtor Relief Law) on the Loans will accrue and be charged on the outstanding principal balance thereof for each day at the Default Rate and (ii) to the fullest extent permitted by applicable Laws, interest (including post-petition interest in any proceeding under any Debtor Relief Law) will accrue and be charged for each day at the Default Rate on any payments of interest that are not paid when due and any fees and other amounts that are then due and payable hereunder. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. The Company acknowledges and agrees that payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Holder.

(c) Except as otherwise provided in Section 2.05(b), interest on the Initial Term Loans, the Delayed Draw Term A Loans, the Delayed Draw Term B Loans, the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans shall be due and payable in arrears on the last Business Day of each Interest Accrual Period, on the date of any prepayment of all or any portion of the outstanding principal amount of such Loans (on the outstanding principal amount so prepaid) and on the Maturity Date. Interest hereunder and under the Notes shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest shall accrue on each Loan for the day on which such Loan is first made hereunder and for each day on which such Loan remains outstanding thereunder, provided that any Loan that is repaid on the same day on which such Loan is made shall, subject to Section 2.05(b), bear interest for one day.

2.06 Payment Records. All payments of interest and fees made by the Company under this Agreement and the Notes shall be evidenced by one or more accounts or records maintained by the Administrative Agent and each applicable Holder in the ordinary course of business. Such accounts or records shall be conclusive, absent manifest error, of the amount of such interest and fees paid by the Company. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Holder and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Holder may attach schedules to any of its Notes and endorse thereon the date and amount of any payments with respect thereto.

2.07 Payments Generally.

(a) All payments to be made by the Company in respect of the Obligations shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company in respect of the Obligations shall be made to the Administrative Agent, for its own account or for the account of the respective Holders to which such payment is owed, as the case may be, via wire transfer of Dollars in immediately available funds on the date such payment is due and payable by 1:00 p.m., New York time. The Administrative Agent will promptly distribute to each Holder its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to the account of such Holder notified to the Administrative Agent from time to time. All payments received by the Administrative Agent after 1:00 p.m., New York time, on the date such payments are due and payable shall be deemed to have been received on the next succeeding Business Day, and any applicable interest or fees shall continue to accrue thereon until such Business Day.

(b) If any payment to be made by the Company in respect of the Obligations shall come due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing any applicable interest or fees.

(c) Unless the Company shall have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company will timely make such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment is not in fact made to the Administrative Agent in a timely manner in immediately available funds, then each Holder shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Holder, in immediately available funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Holder to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate from time to time in effect. A notice of the Administrative Agent to any Holder with respect to any amount owing under this Section 2.07(c) shall be conclusive, absent manifest error.

(d) Nothing herein shall be deemed to obligate any Holder to obtain the funds to make any Loan in any particular place or manner or to constitute a representation by any Holder that it has obtained or will obtain the funds to make Loans in any particular place or manner.

(e) All obligations of the Holders pursuant to this Agreement (including obligations to make Loans) are several and not joint. The failure of any Holder to make any Loan on any date required hereunder shall not relieve any other Holder of its corresponding obligation to do so on such date, and no Holder shall be responsible for the failure of any other Holder to so make its Loan or to purchase its participation.

2.08 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Holder shall obtain, on account of any Note held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Holder shall immediately (a) notify the

Administrative Agent of such fact, and (b) purchase from the other Holders that would otherwise be entitled to such payment such participations in the related Notes held by them as shall be necessary to cause such purchasing Holder to share the excess payment in respect of such related Note pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Holder under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Holder in its discretion), such purchase shall to that extent be rescinded and each other related Holder shall repay to the purchasing Holder the purchase price paid therefor, together with an amount equal to such paying Holder’s ratable share (according to the proportion of (i) the amount of such paying Holder’s required repayment to (ii) the total amount so recovered from the purchasing Holder) of any interest or other amount paid or payable by the purchasing Holder in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Holder so purchasing a participation from another Holder may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off), but subject to Section 12.07 with respect to such participation as fully as if such Holder were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.08 and will in each case notify the Holders following any such purchases or repayments. Each Holder that purchases a participation pursuant to this Section 2.08 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Holder were the original owner of the Obligations purchased.

2.09 Incremental Loans.

(a) The Company may by written notice to the Administrative Agent elect to request the establishment of one or more new commitments (the “New Term Commitments”) to make additional term loans (the “New Term Loans”); provided that the sum of (i) the aggregate principal amount of all such New Term Loans made during the term of this Agreement and (ii) the aggregate principal amount of all Incremental Equivalent Debt Incurred (or, in the case of any Incremental Equivalent Debt Incurred under a revolving credit facility, the aggregate principal amount of all revolving credit commitments established thereunder) during the term of this Agreement shall not exceed $100,000,000; provided, further, that each lender of New Term Loans (each, a “New Term Holder”) shall be an Eligible Holder. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that the New Term Commitments shall be effective; provided that any Holder offered or approached to provide all or a portion of any New Term Commitments may elect or decline, in its sole discretion, to provide such New Term Commitments.

(b) Such New Term Commitments shall become effective and the related New Term Loans shall be made as of such Increased Amount Date; provided that (i) the conditions set forth in Section 4.02 were satisfied or waived by the Required Holders on such Increased Amount Date before or after giving effect to such New Term Commitments and to the making of any New Term Loans pursuant thereto and after giving effect to any transaction consummated in connection therewith and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company; (ii) after giving effect to such New Term Commitments and the making of the New Term Loans thereunder and after giving effect to any transaction consummated in connection therewith, the Total Leverage Ratio shall be less than or equal to 4.50 to 1.00 on a pro forma basis; (iii) the proceeds of any New Term Loans shall be used for a Permitted Use; (iv) the New Term Loans shall share ratably in the Collateral and shall benefit ratably from the guarantees under the Subsidiary Guaranty; (v) the New Term Loans shall share no greater than ratably in any mandatory prepayments of the Initial Term Loans and the Delayed Draw Term Loans; (vi) if the maturity date of the New Term Loans is earlier than the

Scheduled Maturity Date of any then existing Facility, this Agreement shall have been amended in a manner reasonably satisfactory to the Administrative Agent to shorten the Scheduled Maturity Date of such Facility to a date which is no later than the maturity date of the New Term Loans, (vii) if the New Term Loans have any amortization of principal prior to the Scheduled Maturity Date of any then existing Facility (in each case, as determined prior to giving effect to the foregoing clause (vi)), this Agreement shall have been amended in an manner reasonably satisfactory to the Administrative Agent to provide for the amortization of principal of the Term Loans of such Facility such that the weighted average life to maturity of such Term Loans shall be equal to or less than that of the New Term Loans; (viii) such New Term Loans or New Term Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Company, the Administrative Agent and one or more New Term Holders; (ix) the Company shall deliver or cause to be delivered any customary corporate resolutions, corporate documentation, legal opinions, reaffirmations or other documents reasonably requested by Administrative Agent in connection with any such transaction, including any supplements or amendments to the Security Agreement providing for such New Term Loans to be secured thereby; and (x) the terms of the New Term Loans shall be substantially the same as (and in any event no more favorable to the New Term Holders than the terms of the Initial Term Loans are to the Initial Term Holders and the terms of the Delayed Draw Term Loans are to the Delayed Draw Term Holders) the Initial Term Loans and the Delayed Draw Term Loans, provided that

(A) the terms and conditions applicable to any New Term Loans maturing after the latest Scheduled Maturity Date may provide for material additional or different financial or other covenants applicable only during periods after such Scheduled Maturity Date; and

(B) the applicable interest rate margins and (subject to the foregoing clauses (vi) and (vii)), the maturity date and amortization schedule applicable to any New Term Loans shall be determined by the Company and the New Term Holders and shall be set forth in the applicable Joinder Agreements, provided that, if the initial “spread” (for purposes of this Section 2.09, the “spread” with respect to any Loan shall be calculated as the sum of the Applicable Margin on the relevant Loan plus any original issue discount or upfront fees in lieu of original issue discount (other than any arranging fees, underwriting fees and commitment fees) (based on an assumed four-year average life for the applicable Facilities (e.g., 100 basis points in original issue discount or upfront fees equals 25 basis points of interest rate margin))) relating to the New Term Loans exceeds the spread then in effect with respect to the Term Loans of any then existing Facility by more than 0.50%, the Applicable Margin relating to the Term Loans of such Facility shall be adjusted so that the spread relating to such New Term Loans does not exceed the then existing spread applicable to such Term Loans by more than 0.50%; provided further that if the New Term Loans include an interest rate floor greater than the interest rate floor applicable to the Term Loans of any Facility, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Term Loans of any then existing Facility shall be required, to the extent an increase in the interest rate floor for the such Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Term Loans shall be increased by such amount.

Any New Term Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans outstanding on the date on which such New Term Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans for all purposes of this Agreement, except as the relevant Joinder Agreement otherwise provides.

(c) On any Increased Amount Date on which any New Term Commitments becomes effective, subject to the foregoing terms and conditions, each lender with a New Term Commitment shall become a Holder hereunder with respect to such New Term Commitment.

(d) The terms and provisions of the New Term Commitments of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Term Loans and for purposes of this Agreement, any New Term Loans or New Term Commitments, when funded, shall be deemed to be Term Loans. Each Joinder Agreement may, without the consent of any other Holders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.09.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Company to or for the account of the Administrative Agent or any Holder under any Note Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) in the case of the Administrative Agent and each Holder, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Holder, as the case may be, is organized or, in the case of each Holder, maintains a lending office, (ii) any United States withholding taxes payable with respect to payments under the Note Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Holder, the date of the Assignment and Assumption) and (iii) any United States withholding taxes imposed under FATCA applicable to such Holder or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws, or in the interpretation or application thereof by any applicable taxing authority, occurring after the Closing Date (or the date of such Assignment and Assumption) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Note Document to the Administrative Agent or any Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Company shall furnish to the Administrative Agent (which shall forward the same to such Holder) the original or a certified copy of a receipt, or other documentation reasonably satisfactory to the Administrative Agent, evidencing payment thereof.

(b) In addition, the Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Note Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note Document (hereinafter referred to as “Other Taxes”).

(c) The Company agrees to indemnify the Administrative Agent and each Holder for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Holder and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within 30 days after the date the Holder or the Administrative Agent makes a demand therefor.

(d) If a payment made to a Holder under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.02 Illegality. If any Holder determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Holder to continue to make Loans or to determine or charge interest rates based upon the LIBO Rate, such Holder shall give notice thereof to the Company through the Administrative Agent. Upon receipt of such notice, the Company shall, upon demand from such Holder (with a copy to the Administrative Agent), either, at the Company’s option (i) prepay in full all Loans, either on the last day of the current Interest Accrual Period in respect of thereof, if such Holder may lawfully continue to maintain Loans until such date, or immediately, if such Holder may not lawfully continue to do so, or (ii) pay interest on such Holder’s Loans at a rate per annum, as determined by such Holder, that will provide a corresponding yield to such Holder compared to the yield that such Holder would have been realized if its Loans had continued to accrue interest at a rate based upon the LIBO Rate (taking into account any increased cost to such Holder of continuing to maintain Loans). Upon any such prepayment, the Company shall also pay accrued interest on the amount so prepaid. Each Holder agrees make Loans through a different office of such Holder if such designation will avoid the need for such notice and will not, in the good faith judgment of such Holder, otherwise be materially disadvantageous to such Holder.

3.03 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Interest Rate based upon the LIBO Rate for any period for any Loans, or that the Interest Rate with respect to any period for any Loans does not adequately and fairly reflect the cost to the Holders of maintaining such Loans, the Administrative Agent will promptly so notify the Company and each Holder. Thereafter, the Company shall pay to each Holder such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall determine) as may be necessary to compensate such Holder for the cost of maintaining such Loans.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Holder determines that, as a result of a Change in Law, there shall be any increase in the cost to such Holder of funding or maintaining Loans at the Interest Rate based upon the LIBO Rate or a reduction in the amount received or receivable by such Holder in connection with any of the foregoing (excluding, for purposes of this Section 3.04(a), any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), or (ii) changes in the basis of taxation of overall net income or overall gross income (or franchise taxes imposed (in lieu of net income taxes)) by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Holder is organized or maintains its Loans), or any acquisition of funds by such Holder (or its parent corporation), then from time to time upon demand of such Holder (with a copy of such demand to the Administrative Agent), the Company shall pay to such Holder such additional amounts as will compensate such Holder for such increased cost or reduction.

(b) If any Holder determines that any Change in Law regarding capital adequacy or liquidity requirements has the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of such Holder’s obligations hereunder or the making or maintaining by such Holder of its Loans (taking into consideration its policies with respect to capital adequacy or liquidity and such Holder’s desired return on capital), then from time to time upon demand of such Holder (with a copy of such demand to the Administrative Agent), the Company shall pay to such Holder such additional amounts as will compensate such Holder for such reduction.

3.05 Funding Losses. Upon demand of any Holder (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Holder for, and hold such Holder harmless from, any loss (other than any loss of anticipated profits) and any cost or expense incurred by it as a result of:

(a) any failure by the Company to satisfy the conditions precedent to the making of any Loan after having delivered a borrowing request with respect thereto; or

(b) any payment or prepayment of any Loan (whether by reason of acceleration or otherwise) on a day other than on the last day of its Interest Accrual Period, the Maturity Date, on the date specified in a notice of prepayment issued in accordance with Section 2.02(c), or on a date specified therefor in Section 2.03;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase, hold or make Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. For purposes of calculating amounts payable by the Company to any Holder under this Section 3.05, such Holder shall be deemed to have funded Loans at the Interest Rate applicable thereto by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loans were in fact so funded; in each case, provided that such Holder delivers to the Company a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Company under this Section 3.05.

3.06 Matters Applicable to all Requests for Compensation.

(a) Any Holder claiming any additional amounts payable pursuant to this Article III shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending or purchasing office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the reasonable determination of such Holder, be otherwise disadvantageous to such Holder.

(b) A certificate of the Administrative Agent or any Holder claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a reasonably detailed invoice therefor and supporting calculations shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Holder may use any reasonable averaging and attribution methods.

3.07 Survival. All of the Company’s obligations under this Article III shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

3.08 Substitution of Holders.

(a) In the event that (i) any Holder makes a claim under Section 3.04, (ii) it becomes illegal for any Holder to continue to make Loans or to determine or charge interest rates based upon the LIBO Rate and such Holder so notifies the Company pursuant to Section 3.02, (iii) any Holder is required to make any payment pursuant to Section 3.01, (iv) any Holder becomes a Defaulting Holder or (v) any Holder has refused to consent to any waiver or amendment with respect to any Note Document that requires such Holder’s consent and has been consented to by the Required Holders (any such Holder, an “Affected Holder”), the Company may substitute any other Eligible Holder (a “Substitute Institution”) for such Affected Holder hereunder, after delivery of a written notice (a “Substitution Notice”) by the Company to the Administrative Agent and the Affected Holder within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described above that the Company intends to make such substitution.

(b) If the Substitution Notice was properly issued under this Section 3.08, the Affected Holder shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Holder under the Note Documents, and the Substitute Institution shall assume, and the Affected Holder shall be relieved of all prior unperformed obligations of the Affected Holder under the Note Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Holder of its Pro Rata Share of the Total Outstandings owed to it pursuant to the Note Documents, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Company whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Holder in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Holder” hereunder for all purposes of this Agreement.

(c) Each Holder agrees that, if it becomes an Affected Holder and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 3.08, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment, together with any Note held by it; provided that the failure of any Affected Holder to execute an Assignment and Assumption or deliver such Notes shall not render such assignment invalid.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness of this Agreement and Initial Borrowing. The effectiveness of this Agreement and the obligation of the Holders to make the Initial Term Loans hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Person, each dated the Amendment Closing Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Security Agreement, the Initial Term Notes, the Subsidiary Guaranty and the other Note Documents, sufficient in number for distribution to the Administrative Agent, each Holder and the Company;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Note Party is duly organized or formed, and that each Note Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified in any such jurisdiction other than the jurisdiction of such Note Party’s organization or formation could not reasonably be expected to result in a Material Adverse Effect;

(iv) a certificate of a Responsible Officer of the Company stating that no consent, license or approval is required in connection with the execution, delivery and performance by any Note Party and the validity against such Note Party of the Note Documents to which it is a party, other than those consents, licenses and approvals that have already been obtained; and

(v) a certificate signed by a Responsible Officer of the Company certifying that (A) the representations and warranties of the Company contained in Article V or any other Note Document, or which are contained in any document furnished under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; (B) no Default or Event of Default shall have occurred and be continuing as of the Amendment Closing Date, or would result from the occurrence thereof; (C) there shall be no Law or Judgment binding on any Note Party which would be reasonably expected to impose or result in the imposition of a Material Adverse Effect; and (D) there has been no event or circumstance since December 31, 2012 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The Administrative Agent shall be satisfied that all actions have been taken that are necessary in order for the Administrative Agent to have a valid, perfected, first priority security interest in all of the Collateral, subject only to Permitted Encumbrances.

(c) The Administrative Agent shall have received one or more favorable written opinions of counsel to the Note Parties, dated the Amendment Closing Date and addressed to the Administrative Agent and the Holders, as to such matters concerning the Note Parties, the Note Documents and the validity and perfection of the security interests of the Administrative Agent in the Collateral as the Administrative Agent may reasonably request.

(d) Any fees required to be paid on or before the Amendment Closing Date shall have been paid or will be paid in accordance with this Agreement.

(e) Concurrently with the funding of the Initial Term Loans hereunder, the Company shall pay to the Administrative Agent for the account of the Existing Holders all interest and fees which have accrued under the Existing Note Agreement in respect of the Existing Term Loans and the Existing Revolving Credit Facility but remain unpaid as of the Amendment Closing Date.

(f) The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.

4.02 Conditions to all Borrowings. The obligation of each Holder to make a Loan on any occasion (including without limitation, on the Amendment Closing Date, on each Delayed Draw Term Loan Funding Date and on each Increased Amount Date) is subject to the satisfaction of the following conditions precedent as of the applicable borrowing date of such Loan:

(a) The representations and warranties of the Note Parties contained in Article V or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such borrowing date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall have occurred and be continuing, or would result from the making of such Loan.

Each borrowing request submitted by the Company, and the receipt and acceptance by the Company of the proceeds of each Loan, shall be deemed to be a representation and warranty by the Company that the conditions specified in this Section 4.02 will be or have been satisfied on and as of the applicable borrowing date, as the case may be.

4.03 Delayed Draw Term Loans. The obligation of each Delayed Draw Term Holder to make a Delayed Draw Term Loan under the applicable Facility on each Delayed Draw Term Loan Funding Date with respect to such Facility shall be subject to the condition that the Administrative Agent shall have received a Delayed Draw Term Loan Borrowing Request in accordance with Section 2.01(a)(iii), 2.01(a)(iv), 2.01(a)(v) or 2.01(a)(vi), as applicable.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and the Holders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Note Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, except to the extent that the failure to obtain such governmental licenses, authorizations, consents or approvals could not reasonably be expected to result in a Material Adverse Effect and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where any Collateral is located and in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Laws except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Note Party of each Note Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (with the passage of time, the giving of notice or otherwise) (a) contravene or Conflict with the terms of any of such Person’s Organizational Documents; (b) Conflict with, or result in the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any Judgment or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of the foregoing clauses (b) and (c), to the extent that such Conflict or violation could not reasonably be expected to result in a Material Adverse Effect.

5.03 No Consent or Other Action. No Consent or Other Action by, from, with or to any other Person is required prior to or otherwise in connection with (a) the Company’s ownership of the Collateral and conduct of its Business, except those Consents the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) any Note Party’s execution and delivery of, and performance of its obligations under, the Note Documents to which it is a party, (c) the Grant of any Lien granted under the Security Agreement, or (d) the validity, perfection and maintenance of any Lien created under the Security Agreement, except for (i) those consents already obtained and (ii) in the case of the foregoing clauses (c) and (d), the filing of the Financing Statements with the applicable filing offices.

5.04 Binding Effect. This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by or on behalf of each Note Party that is a party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of each Note Party that is a party thereto, enforceable against such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The audited financial statements of the Company for the fiscal year ended December 31, 2012, copies of which have been made available to the Administrative Agent, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06 attached hereto, there is no Litigation pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, (i) against the Company or any of its Subsidiaries or any of the Collateral that could reasonably be expected to result in a Material Adverse Effect, or (ii) pertaining to this Agreement or any other Note Document, or any of the transactions contemplated hereby.

5.07 No Default. Neither the Company nor any of its Subsidiaries is in default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

5.08 Insurance. The Company is in compliance with the Insurance Requirements.

5.09 Taxes. The Company, its Subsidiaries and each Person which might have tax liabilities for which the Company or any Subsidiary is or may be liable (each, a “Tax Party”) (a) have filed, or caused to be filed, in a timely manner all Federal, state and other material tax returns and reports required to be filed, (b) have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, (c) have paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by them, and (d) have collected, deposited and remitted, in accordance with all Requirements of Law, all sales and/or use taxes applicable to the conduct of their respective businesses, except, in each case, taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Tax Party and with respect to which adequate reserves have been set aside on its books. There are no Liens on any properties or assets of the Company or any of its Subsidiaries imposed or arising as a result of the delinquent payment or the nonpayment of any tax, assessment, fee or other governmental charge. No Tax Party has given or consented to any waiver of the statute of limitations with respect to its tax liabilities for any fiscal year. Except as reflected in the most recent financial statements provided to the Administrative Agent, the Company does not know of any transaction or matter which might or could result in additional tax assessments to any Tax Party.

5.10 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11 Company Information; Subsidiaries, Etc.

(a) As of the Amendment Closing Date, the legal names, federal taxpayer identification numbers, states of formation, prior legal names, organizational identification numbers and mailing addresses, as applicable, for each Note Party are accurately set forth on Schedule 5.11(a) attached hereto.

(b) Except as disclosed in part (a) of Schedule 5.11(b) attached hereto, as of the Amendment Closing Date, the Company has not merged, consolidated, acquired all or substantially all of the assets of any Person or used any other name (whether in connection with the Business or the Collateral or for other business, obtaining credit or financing or otherwise) since May 13, 2008. As of the Amendment Closing Date, the Company does not have any Subsidiaries or Investments in the Capital Stock of any Person other than those owned by the Company that are set forth in part (b) of Schedule 5.11(b) attached hereto. Part (c) of Schedule 5.11(b) sets forth as of the Amendment Closing Date each Subsidiary of the Company which is an Investment Vehicle, a Workout Subsidiary or an REO Subsidiary.

(c) The fair market value of the assets held by the Subsidiaries listed on Schedule 1.01(c) (other than NewStar Concentration LLC) does not exceed (i) $10,000,000 for any one such Subsidiary individually or (ii) $25,000,000 for all such Subsidiaries in the aggregate.

5.12 Purpose of Loans; Margin Regulations; Investment Company Act.

(a) The Company intends to use the proceeds of Loans solely as provided in Section 6.13 and does not intend to (and will not) use all or any portion of the proceeds of any Loan for any purpose that would constitute a violation of Regulation T, U or X of the FRB.

(b) The Company is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940.

5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Note Party to the Administrative Agent or any Holder in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14 Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all Judgments applicable to it or to its properties, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15 Business and Location. On the Amendment Closing Date, the Company’s chief executive office address is located at 500 Boylston Street, Suite 1250, Boston, MA 02116. The Company does not conduct any business or operations other than the Business and activities reasonably related or incidental thereto. Accurate and complete records of all Collateral are maintained at the Company’s chief executive office.

5.16 Perfected Security Interest. The execution and delivery of this Agreement and the Security Agreement and the Grant of the Lien in favor of the Administrative Agent under the Security Agreement create a valid, enforceable Lien in the Collateral and the Proceeds thereof. Following the filing of the Financing Statements in the applicable filing office and subject to Permitted Encumbrances, the Lien of the Administrative Agent, on behalf of Holders, in all Filing Collateral (including all Securities Accounts) is a first priority perfected security interest. Following the Administrative Agent’s obtaining “control” within the meaning of the UCC, and subject to Permitted Encumbrances, the Lien of the Administrative Agent, on behalf of Holders, in all Control Collateral that does not also constitute Filing Collateral is a first priority perfected security interest. Upon delivery into the Administrative Agent’s possession of all Possessory Collateral that does not also constitute Filing Collateral, the Lien therein of the Administrative Agent, on behalf of Holders, will be a first priority perfected security interest.

5.17 Title; Sufficiency; No Liens. The Company has good title to the Collateral free of all Liens (other than the Lien granted to the Administrative Agent, on behalf of the Holders, hereunder and Permitted Encumbrances). Except with respect to filings reflecting Permitted Encumbrances, there is no effective financing statement (or similar statement, agreement, pledge, deed of trust, mortgage, notice or registration), Lien, or, to the Company’s knowledge, Judgment filed with, registered, indexed or recorded in any Governmental Authority, directly or indirectly identifying or encumbering or covering or involving any Collateral or which could reasonably be expected to have a Material Adverse Effect.

5.18 [Reserved].

5.19 Capitalization; Solvency.

(a) As of the Amendment Closing Date, the Company’s authorized capital stock consists of 145,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, all of which preferred stock is undesignated. The Company’s common stock beneficially owned as of March 25, 2013 by each person or group who is known by the Company to own beneficially more than 5% of its common stock based solely upon reports filed with the Securities and Exchange Commission is described on Schedule 5.19(a) attached hereto. As of March 25, 2013, the issued and outstanding shares of common stock and of preferred stock are set forth on Schedule 5.19(a) hereto and all outstanding shares are duly and validly issued, fully paid and nonassessable.

(b) The Company is Solvent and will continue to be Solvent after giving effect to each Loan hereunder, the security interests of Administrative Agent, on behalf of Holders, and the other transactions contemplated hereunder.

5.20 Brokers and Financial Advisors. Other than as set forth on Schedule 5.20, no brokers or finders were used by the Company in connection with the financing contemplated hereby and the Company hereby agrees to indemnify and hold the Administrative Agent and the Holders harmless from and against any and all liabilities, costs and expenses (including reasonable attorney’s fees and court costs) suffered or incurred by the Administrative Agent or any such Holder as a result of any Person claiming to have acted as a broker or finder on behalf of the Company in connection with the transaction contemplated hereby. The provisions of this Section shall survive the expiration and termination of this Agreement and the payment of the Obligations.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Commitment remains in effect or any Loan or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Company shall:

6.01 Financial Statements. Deliver to the Administrative Agent and, except as indicated below, each Holder, in form and detail reasonably satisfactory to the Administrative Agent:

(a) As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Company (except the last fiscal quarter of each fiscal year of the Company), consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of income and cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter, certified by the chief financial officer, the controller or the treasurer of the Company; and

(b) As soon as available, but in any event within 120 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Notwithstanding the foregoing, the obligations of the Company in paragraphs (a) and (b) of this Section 6.01 shall be deemed to be satisfied with respect to any financial statements of the Company upon the filing by the Company of the Company’s Form 10-K or 10-Q, as applicable, with the SEC and the posting thereof on the SEC’s website within the time periods specified in such paragraphs.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) Concurrently with (or, in the case of financial statements deemed to be delivered in accordance with the last paragraph of Section 6.01, within five (5) Business Days after) the delivery of the financial statements referred to in Sections 6.01(a) and (b) above, a certificate of a Responsible Officer of the Company substantially in the form attached hereto as Exhibit E (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining (A) the Consolidated Net Worth for demonstrating compliance with Section 6.14 and (B) the Total Leverage Ratio, (ii) setting forth, in each case, as of the last day of the measurement period covered by such Compliance Certificate (A) the aggregate outstanding principal balance of all Obligor Loans held by the Company and the Subsidiary Grantors, (B) the Investment Vehicle Net Equity Value with respect to each Investment Vehicle and (C) each CLO Note held by the Company or any Subsidiary Grantor and (iii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Company proposes to take with respect thereto;

(b) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) Promptly following the Administrative Agent’s request (but in no event more frequently than twice in any fiscal year), a schedule showing the Obligor Senior Leverage Ratio with respect to each Obligor Loan held by the Company or a Subsidiary Grantor (other than Obligor Loans which are second lien loans, subordinated loans or Real Estate Loans) as of the last day of the then most recent fiscal quarter of the Company for which such information is available; and

(d) Promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Note Documents, as the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, the obligations of the Company in paragraph (b) of this Section 6.02 shall be deemed to be satisfied with respect to any of the items referred to in such paragraph (b) upon the filing thereof by the Company with the SEC and the posting thereof on the SEC’s website within the time periods specified in such paragraph. Any documents, schedules, invoices or other papers delivered to the Administrative Agent or the Holders may (but shall not be required to) be destroyed or otherwise disposed of by the Administrative Agent or the Holders at any time after the same are delivered to the Administrative Agent or the Holders, except as otherwise designated by the Company to the Administrative Agent in writing, but shall at all times be subject to the confidentiality provisions of Section 12.08 hereof.

The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Holder shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Administrative Agent and each Holder:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, to the extent applicable, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute or Litigation between the Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any Litigation affecting the Company or any Subsidiary; or (iv) any material loss, damage, or Litigation relating to the Collateral;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company requiring the Company to restate any of its financial statement previously delivered to the Administrative Agent pursuant to Section 6.01.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

6.04 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Encumbrance) upon any property of the Company; and (c) all Indebtedness of the Company, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. Except as otherwise permitted under Section 7.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (in the case of this clause (b)) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. At the Company’s sole cost and expense, (a) maintain policies of insurance for director, officer and company liability with the insurance companies providing such policies to the Company as of the Amendment Closing Date, or such other financially sound and reputable insurance companies acceptable to the Administrative Agent, in amounts not less than the amounts of the Company’s policies existing as of the Amendment Closing Date, and in each case, which policies are otherwise consistent with sound business practice for entities with lines of business substantially similar to those lines of business conducted by the Company, and the Company will furnish to the Administrative Agent upon request full information as to the insurance carried, (b) timely pay all premiums, fees and charges required in connection with all of its insurance policies and otherwise continue to maintain such policies in full force and effect; and (c) promptly notify the Administrative Agent of any loss in excess of $2,000,000 covered by or claim under or notice made in connection with any such insurance policies (collectively, the “Insurance Requirements”).

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all Judgments applicable to it or its business or property, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and its Subsidiaries; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or its Subsidiaries.

6.09 Inspection Rights. Permit representatives and agents of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom (but not copies thereof), and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (provided that representatives of the Company may be present at any such discussion) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon a reasonable advance written notice to the Company; provided that (a) no more than one such inspection per calendar year shall be reimbursable by the Company pursuant to Sections 12.04 or 12.05 unless an Event of Default shall have occurred and be continuing and (b) when an Event of Default exists, the Administrative Agent (or any of representative or agent thereof) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.10 Banks and Payments. Cause all Obligor Loan Payment Collateral to be deposited (x) into that certain account of NewStar Concentration LLC held at Wells Fargo Bank, National Association the last four digits of which are 5215 or any replacement or successor account (the “Concentration Account”), and to further cause all such Obligor Loan Payment Collateral to be transferred out of such Concentration Account and into an account listed on Schedule 6.10 or 6.11 attached hereto within two Business Days of the deposit thereof into such Concentration Account, or (y) directly into Deposit Accounts listed on Schedule 6.10 or Securities Accounts listed on Schedule 6.11 attached hereto, which Schedule 6.10 or Schedule 6.11 may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 6.10 or Schedule 6.11, as applicable, reflecting any changes with respect to the Deposit Accounts or Securities Accounts maintained by the Company or any Subsidiary Grantor into which the Company or such Subsidiary Grantor intends to deposit or deposits any Obligor Loan Payment Collateral. With respect to any new Deposit Account reflected on a revised Schedule 6.10 or new Securities Account reflected on a revised Schedule 6.11 delivered after the Amendment Closing Date, prior to depositing any Obligor Loan Payment Collateral into such new account, the Company or the relevant Subsidiary Grantor, as applicable, shall enter into a Deposit Account Control Agreement with respect to such Deposit Account or Securities Account Control Agreement with respect to such Securities Account, as applicable. For the avoidance of doubt, no Deposit Account of the Company or any Subsidiary shall be required to be subject to a Deposit Account Control Agreement, or otherwise subject to the Administrative Agent’s control other than those Deposit Accounts of the Company or any Subsidiary Grantor into which the Company or such Subsidiary Grantor deposits Obligor Loan Payment Collateral. Notwithstanding anything in this Section 6.10 or in the other Note Documents to the contrary, the Administrative Agent agrees that (a) it shall not give instructions to any depository bank pursuant to any Deposit Account Control Agreement unless an Event of Default shall have occurred and be continuing, and (b) if it shall have given instructions to any depositary bank pursuant to any Deposit Account Control Agreement and the Event of Default related thereto shall be cured to the satisfaction of the Administrative Agent or waived in accordance with Section 12.01, the Administrative Agent shall, upon the request of the Company, withdraw such instruction. Each Deposit Account Control Agreement shall constitute a present grant of control to the Administrative Agent and shall provide the Administrative Agent, for the benefit of the Holders, a first priority security interest in the affected Deposit Account. Notwithstanding anything in this Section 6.10 to the contrary, the Company and the Subsidiary Grantors shall be permitted to maintain the following Deposit Accounts not subject to the Administrative Agent’s control: (i) accounts of the Company or the Subsidiary Grantors established and maintained for the purpose of holding funds in escrow for the benefit of third parties, (ii) accounts of the Company established and maintained for the purpose of clearing amounts (A) held in the Company’s capacity as the administrative or collateral agent for a syndicate of lenders (but excluding for the avoidance of doubt any syndicate of lenders composed entirely of Note Parties), and/or (B) owed to Investment Vehicles that are not Note Parties in connection with their ordinary course financing transactions, (iii) that certain account of the Company held at Bank of America, N.A. the last four digits of which are 6695 or any replacement or successor account used solely for payroll, employee bonuses, taxes, accounts payable and other miscellaneous finance-related payments, (iv) that certain account of the Company held at Wells Fargo Bank, N.A. the last four digits of which are 6272 or any replacement or successor account generally used for making disbursements, and (v) provided that no Default or Event of Default shall have occurred and be continuing, those other accounts of the Company or any Subsidiary Grantor expressly designated on Schedule 6.10 attached hereto so long as the total amount of funds on deposit in such designated accounts (excluding Unapplied Cash) does not exceed $500,000 in the aggregate at any given time.

6.11 Securities and Investments. Cause all Securities Account Collateral to be deposited to one of the Securities Accounts listed on Schedule 6.11 attached hereto, which Schedule may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 6.11 reflecting any changes with respect to the Securities Accounts maintained by the Company or any Subsidiary Grantor in which the Company or such Subsidiary Grantor deposits any Collateral consisting of Securities Account Collateral. With respect to any new Securities Account reflected on a revised Schedule 6.11 delivered after the Amendment Closing Date, prior to causing any Collateral consisting of Securities Account Collateral to be held in any such new Securities Account, the Company or the applicable Subsidiary Grantor shall enter into a Securities Account Control Agreement with respect to such Securities Account. For the avoidance of doubt, no Securities Account of the Company or any Subsidiary shall be required to be subject to a Securities Account Control Agreement, or otherwise subject to the Administrative Agent’s control other than those Securities Accounts of the Company or any Subsidiary Grantor into which the Company or such Subsidiary Grantor deposits any Collateral consisting of Securities Account Collateral or Obligor Loan Payment Collateral. Notwithstanding anything in this Section 6.11 or in the other Note Documents to the contrary, the Administrative Agent agrees that (a) it shall not give instructions to any institution maintaining a Securities Account pursuant to a Securities Account Control Agreement unless an Event of Default shall have occurred and be continuing, and (b) if it shall have given instructions to any institution maintaining a Securities Account pursuant to any Securities Account Control Agreement and the Event of Default related thereto shall be cured to the satisfaction of the Administrative Agent or waived in accordance with Section 12.01, the Administrative Agent shall, upon the request of the Company, withdraw such instruction. Each such Securities Account Control Agreement shall constitute a present grant of control to the Administrative Agent and shall provide the Administrative Agent, for the benefit of the Holders, a first priority security interest in the affected Securities Account. Notwithstanding anything in this Section 6.11 to the contrary, the Company shall be permitted to maintain not subject to the Administrative Agent’s control that certain Securities Account of the Company held at Wells Fargo Bank, National Association the last four digits of which are 0631 (or any successor or replacement account) used solely for the purpose of holding the Company’s treasury stock.

6.12 Additional Subsidiary Guarantors. At such time, if any, as the Company acquires or creates a new Subsidiary which is not an Excluded Subsidiary (including, for the purposes of this Section 6.12 any existing Subsidiary that ceases to be an Excluded Subsidiary), the Company shall (if such Subsidiary is not already a Subsidiary Guarantor), within ten Business Days thereafter, (i) cause such Subsidiary to become a party to the Subsidiary Guaranty in the manner contemplated by each such document, and (ii) deliver to the Administrative Agent all such documents, certificates, resolutions, opinions and other items pertaining to such Subsidiary as would be required to be delivered to the Administrative Agent on the Amendment Closing Date with respect to any Subsidiary Guarantor that would be an initial party to the Subsidiary Guaranty. For avoidance of doubt, notwithstanding anything herein or in any other Note Document to the contrary, in no event shall any Subsidiary or Subsidiary Guarantor other than the NewStar Collateral Subsidiary be required to be or become a Subsidiary Grantor.

6.13 Use of Proceeds. The Company shall use the proceeds of Loans only for a Permitted Use or Uses.

6.14 Consolidated Net Worth. The Company and its Subsidiaries shall at all times maintain a Consolidated Net Worth of at least $475,000,000.

6.15 Unencumbered Assets. The Company shall cause all Unencumbered Assets to constitute assets of the Company or a Subsidiary Guarantor, provided that (a) Unencumbered Assets may be transferred to and held by Subsidiaries which are not Subsidiary Guarantors (each a “Non-Subsidiary Guarantor”) in connection with the establishment, servicing, maintenance, operation, wind-down or termination of any loan, receivable, securitization or other asset-backed financing facility in favor of an Investment Vehicle so long as each such Non-Subsidiary Guarantor to which any such Unencumbered

Asset is transferred (i) is an Investment Vehicle which has granted or intends to grant a Lien on such assets to secure Indebtedness of such Investment Vehicle or (ii) promptly transfers such Unencumbered Asset to (A) an Investment Vehicle which has granted or intends to grant a Lien on such assets to secure Indebtedness of such Investment Vehicle or (B) the Company or a Subsidiary Guarantor and (b) in addition to the Unencumbered Assets referred to in the foregoing clause (a), Unencumbered Assets may be held by Non-Subsidiary Guarantors so long as the aggregate fair market value of all such Unencumbered Assets held by such Non-Subsidiary Guarantors pursuant to this clause (b) does not exceed $10,000,000.

6.16 Pledge Restrictions. With respect to each Subsidiary formed by the Company or any Subsidiary Grantor after the Amendment Closing Date and constituting a wholly-owned Subsidiary of the Company or such Subsidiary Grantor, the Company shall use commercially reasonable efforts to ensure that the Organizational Documents and any Contractual Obligations of such Subsidiary do not contain any provision which would expressly prohibit the Company or any Subsidiary Grantor from pledging the Capital Stock of such Subsidiary to the Administrative Agent as security for the Obligations.

6.17 Delivery of CLO Note. Within 30 days after the Amendment Closing Date, the Company deliver or cause to be delivered to the Administrative Agent the original Class E Note issued by NewStar Commercial Loan Funding 2012-2 LLC and held by the Company (the “Class E Note”), together with a transfer power, undated and duly endorsed in blank. Notwithstanding anything to the contrary herein or in any other Note Document, the Company shall not be required to deliver (and makes no representation as to the delivery of) the Class E Note to the Administrative Agent prior to the date which is 30 days after the Amendment Closing Date.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Commitment remains in effect or any Loan or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Company shall not:

7.01 Indebtedness.

(a) Subject to Section 7.06, Incur, or permit any Subsidiary to Incur any Indebtedness after the Amendment Closing Date, if on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Total Leverage Ratio would be greater than 4.50 to 1.00; provided, however, that, notwithstanding the foregoing, the Company and its Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness created under any Note Document;

(ii) Indebtedness existing on or Incurred after the date of this Agreement pursuant to commitments existing on the date of this Agreement in respect of the credit facilities disclosed on Schedule 7.01(a)(ii) and any Permitted Refinancing Indebtedness with respect thereto;

(iii) Indebtedness of (A) the Company to any Subsidiary, (B) any Subsidiary to the Company or (C) any Subsidiary to any other Subsidiary; provided that any Indebtedness of (x) the Company to any Subsidiary or (y) any Subsidiary Guarantor to the Company or any Subsidiary shall be expressly subordinated to the Loans in writing on terms reasonably satisfactory to the Administrative Agent; and

(iv) Indebtedness of the Company or any Subsidiary existing or arising under Swap Agreements permitted by Section 7.01(b).

(b) Incur, or permit any Subsidiary to Incur, any Indebtedness under Swap Agreements other than Swap Agreements entered into in the ordinary course of business either (i) entered into for bona fide hedging purposes and not for speculative purposes or (ii) entered into in connection with the provision of interest rate hedging facilities to the Company’s or any Subsidiary’s borrowers.

7.02 Liens. Directly or indirectly create, incur, assume or suffer to exist, or permit any Subsidiary, directly or indirectly, to create, incur, assume or suffer to exist, any Lien on any of the Company’s or such Subsidiary’s properties or assets of any kind, in each case whether now owned or hereafter acquired, except for the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the date hereof and listed on Schedule 7.02(b) and any renewal, extension, refinancing or refunding thereof which does not encumber additional property;

(c) Customary Permitted Liens;

(d) Liens securing any Indebtedness (including any Permitted Refinancing Indebtedness) that is not prohibited under Section 7.01; provided that (i) no such Indebtedness (other than Incremental Equivalent Debt) shall be secured by Liens on the Collateral and (ii) no such Indebtedness shall be secured by Liens on any Obligor Loans held by any Subsidiary Guarantor;

(e) Liens on Cash or Cash Equivalents pledged to secure obligations under Swap Agreements that are not prohibited under Section 7.01;

(f) Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9.01(i) hereof;

(g) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(h) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or acquired by the Company; and

(i) Liens not otherwise permitted by the foregoing clauses of this Section 7.02 securing obligations or other liabilities; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $500,000 at any time.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or permit any Subsidiary Guarantor to do any of the foregoing provided that (a) any Subsidiary Guarantor may merge or consolidate with, or dispose of all or substantially all of its assets to or in favor of the Company or any other Subsidiary Guarantor; (b) any Subsidiary Guarantor with assets having a book value of less than $1,000,000 may liquidate, dissolve or merge or consolidate with the Company or any other Subsidiary Guarantor of the Company, so long as, in the cases of clauses (a)

and (b) above, if the Company is party to any such transaction, it shall be the surviving or continuing Person after the consummation thereof; (c) any REO Subsidiary may sell, transfer or otherwise dispose of any REO Property, and upon the consummation of any such sale, transfer or disposition, such REO Subsidiary may be merged, dissolved, liquidated or consolidated without into another Person; and (d) the Company may merge or consolidate with, or Dispose of all or substantially all of its assets to or in favor of any Person so long as (i) either (A) the Company is the surviving or continuing Person after such merger or consolidation or (B) the surviving or continuing Person after such merger or consolidation, or the Person to which such Disposition is made, as the case may be, is incorporated or organized under the laws of any State of the United States and such corporation expressly assumes all obligations of Company under this Agreement and the other Note Documents pursuant to written agreements reasonably satisfactory to the Administrative Agent, (ii) after giving effect to such transaction, the Company or such other corporation, as the case may be, has a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company prior to giving effect to such transaction, (iii) no Default or Event of Default has occurred and is continuing either prior to or after giving effect to such transaction and (iv) prior to and after giving effect to such transaction, the Company is in compliance with the financial covenant set forth under Section 6.14 hereto on a pro forma basis.

7.04 Dispositions. Dispose, or permit any Subsidiary Guarantor to dispose, of any CLO Note held by the Company or any Subsidiary Guarantor unless such Disposition is consummated on an arms-length basis.

7.05 Restricted Payments. Directly or indirectly declare, pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided that the Company may declare, pay or make any Restricted Payment if, at the time of and after giving effect to such Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or shall be caused thereby; and

(b) the aggregate amount of such Restricted Payments made in Cash during the term of this Agreement does not exceed the sum of (i) $50,000,000 plus (ii) Cumulative Retained Excess Cash Flow.

7.06 Change in Nature of Business. (a) Without the Administrative Agent’s prior consent, engage, or permit any Subsidiary to engage, in any material line of business substantially different from the Business.

(b) Notwithstanding anything to the contrary in Article VII, the Company shall not permit any of the following:

(i) NewStar Concentration LLC to incur any Indebtedness or to engage in any activity other than the holding of the Concentration Account and the management, clearing and disbursement of funds held in the Concentration Account;

(ii) (x) the NewStar Collateral Subsidiary to incur any Indebtedness other than Indebtedness owed to the Administrative Agent or to engage in any other activity other than the holding, management and administration of Unencumbered Assets or (y) any REO Subsidiary that is a Subsidiary Guarantor to incur any Indebtedness other than Indebtedness owed to the Administrative Agent or to engage in any other activity other than the holding, management and administration of the REO Property held by such REO Subsidiary on the Amendment Closing Date; or

(iii) the Subsidiaries set forth on Schedule 1.01(c) (other than NewStar Concentration LLC) to hold assets having a fair market value exceeding (A) $10,000,000 in the case of any one such Subsidiary individually or (B) $25,000,000 in the case of all such Subsidiaries in the aggregate.

7.07 Transactions with Affiliates. Enter into, or permit any Subsidiary to enter into, any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) transactions (i) among the Company and its Subsidiaries, (ii) among the Subsidiaries or (iii) among the Company or its Subsidiaries and any Managed Funds, (b) transactions pursuant to Contractual Obligations in effect on the Amendment Closing Date, (c) Restricted Payments that are not prohibited hereunder, (d) issuances of Capital Stock by the Company and/or any non-wholly owned Subsidiaries to Affiliates (other than wholly-owned Subsidiaries), (e) payment of reasonable fees, compensation or employee benefit arrangements, and any indemnity provided for the benefit of directors of the Company in the ordinary course of business and consistent with industry practice, (f) other transactions with Affiliates otherwise expressly permitted by the terms of this Agreement, and (g) transactions with Affiliates conducted on fair and reasonable terms substantially as favorable to the Company and any Subsidiary, as the case may be, as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that any transactions described in this clause (g) involving amounts in excess of $2,000,000 individually and $10,000,000 in the aggregate shall be approved in advance by the board of directors of the Company.

7.08 Burdensome Agreements. Enter into, or permit any Subsidiary to enter into, any Contractual Obligation (other than this Agreement or any other Note Document) that limits the ability of:

(a) any Subsidiary or any Investment Vehicle to make Restricted Payments to the Company or to otherwise transfer property to the Company, other than (i) in the case of any Investment Vehicle existing on the date hereof, the limitations set forth in the Organizational Documents or in the underlying agreements to which such Investment Vehicle is a party (as such Organizational Documents or underlying agreements are in effect on the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time), (ii) in the case of any Investment Vehicle formed or acquired after the date hereof, such limitations as are of a type customarily set forth in the Organizational Documents of CLOs, CDOs or “warehouse” lending or borrowing facilities or in the underlying agreements for Investments of the type being made by any such Investment Vehicle, or (iii) such limitations as are reasonable and customary in connection with a financing entered into by any non-wholly owned Subsidiary or Investment Vehicle; or

(b) the Company or any Subsidiary Grantor to create, incur or assume Liens on any Collateral in favor of the Administrative Agent to secure the Obligations.

7.09 Use of Proceeds. Use, or permit any Subsidiary to use, the proceeds of Loans for any purpose that (a) constitutes a violation of Regulations T, U or X promulgated by the FRB or (b) is not otherwise permitted by Section 6.13.

7.10 Special Operating Subsidiary Restrictions. Notwithstanding anything herein to the contrary, permit any Operating Subsidiary (other than a Subsidiary Grantor) to Incur any Indebtedness, except for the following:

(b) Indebtedness under the Note Documents;

(c) Indebtedness under Swap Agreements permitted by Section 7.01(b);

(d) Indebtedness of any Operating Subsidiary to the Company or any other Subsidiary, provided that, if such Operating Subsidiary is a Subsidiary Guarantor, any such Indebtedness of such Operating Subsidiary shall be expressly subordinated to the obligations of such Operating Subsidiary under the Subsidiary Guaranty in writing on terms reasonably satisfactory to the Administrative Agent;

(e) Guaranty Obligations in respect of Indebtedness of Warehouse Subsidiaries, provided that (i) such Indebtedness of such Warehouse Subsidiaries is not prohibited by Section 7.01 and (ii) no such guaranty of the Indebtedness of a Warehouse Subsidiary constitutes a guaranty of more than 10% of the aggregate principal amount of the outstanding Indebtedness of such Warehouse Subsidiary;

(f) Guaranty Obligations in respect of Indebtedness of Warehouse Subsidiaries (other than the Guaranty Obligations referred to in the foregoing clause (d) of this Section 7.10), provided that (i) such Indebtedness of such Warehouse Subsidiaries is not prohibited by Section 7.01, (ii) the principal amount of Indebtedness guaranteed by all Operating Subsidiaries in reliance on this Section 7.10(e) shall not exceed $50,000,000 in the aggregate and (iii) such Indebtedness of such Warehouse Subsidiaries shall be Incurred under “warehouse” borrowing facilities established for the primary purpose of seasoning Obligor Loans prior to the ultimate transfer of such Obligor Loans;

(g) Guaranty Obligations in respect of Indebtedness of Investment Vehicles so long as each such guaranty entered into in reliance on this clause (f) is limited to losses arising from bad faith, gross negligence, willful misconduct, fraud, failure to maintain separateness or bankruptcy remoteness, the commencement of any voluntary bankruptcy or insolvency proceeding by such Investment Vehicle in violation of the applicable Organizational Documents or Contractual Obligations or other acts or omissions of the type customarily giving rise to liability under a performance or “bad boy” guaranty;

(h) Guaranty Obligations not otherwise permitted by the foregoing clauses of this Section 7.10 so long as the Administrative Agent has consented thereto in writing; and

(i) Indebtedness not otherwise permitted by the foregoing clauses of this Section 7.10, provided that the aggregate principal amount of such Indebtedness under this clause (h) shall not exceed $5,000,000 at any one time outstanding.

ARTICLE VIII.

Intentionally Omitted

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Company fails to pay (i) when and as required to be paid as set forth herein, any payment of principal or (ii) within five days after the same becomes due, any interest, fee or other amount (other than principal) due hereunder or under any other Note Document; or

(b) Specific Covenants. The Company fails to perform or observe (i) any term, covenant or agreement contained in any of Section 6.05(a), Section 6.14 or Article VII, or (ii) any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.10, 6.11, 6.12 or 6.13 and such failure continues for 10 Business Days; provided that, with respect to any Default under Section 6.01 or Section 6.02, if such Default occurred as a result of extraordinary circumstances without any fault on the part of the Company, such cure period shall be extended by such additional time as may be reasonably requested by the Company, which request shall not be unreasonably withheld; or

(c) [Reserved]; or

(d) Other Defaults. The Company or any other Note Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for 30 days; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f) Payment Default under Other Instruments. A default shall occur under any Indebtedness owing by the Company (other than the Obligations), which default (i) is caused by a failure by the Company to pay any principal on such Indebtedness at final maturity (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, (A) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20,000,000 or more and (B) such Payment Default has not been cured, or such acceleration has not been rescinded, as the case may be, within 30 days after the occurrence or declaration thereof; provided, that such 30 day period shall be deemed to have terminated upon the commencement of the exercise of remedies by the holders of such Indebtedness; or

(g) Insolvency Proceedings, Etc. The Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) The Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against the Company or any of its Subsidiaries (i) a final judgment or order of a court of competent jurisdiction for the payment of money in an aggregate amount exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order remains undischarged, unpaid, unstayed, unbonded or undismissed as of the earlier to occur of (x) 30 consecutive days after such judgment or order is entered and (y) the date such judgment or order becomes non-appealable; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(k) Invalidity of Note Documents. (i) Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Note Party denies in writing the validity or enforceability of any Note Document to which it is a party; or any Note Party denies in writing that it has any or further liability or obligation under any Note Document to which it is a party, or purports in writing to revoke, terminate or rescind any such Note Document; or (ii) any holder of Incremental Equivalent Debt denies in writing that it has any or further liability or obligation under any Incremental Equivalent Debt Intercreditor Agreement to which it is a party, or purports in writing to revoke, terminate or rescind any such Incremental Equivalent Debt Intercreditor Agreement;

(l) Collateral Documents. Any Lien on any material portion of the Collateral created by any Note Document shall cease for any reason (other than by reason of the express release thereof pursuant to Section 11.11) to be enforceable and of the same effect and priority purported to be created thereby, provided that there shall be no Event of Default under this clause (l) to the extent that any Lien ceases to be enforceable or to have the effect and priority purported to be created by the applicable Note Document by reason of (i) the resignation of the Administrative Agent or (ii) the negligence or willful misconduct of the Administrative Agent following a reasonable written request from the Company to execute any document or take any other action relating to such Note Document or the Liens granted thereunder; or

(m) Fundamental Changes. The Company or any other Note Party shall attempt to terminate, revoke or disclaim any Obligation to the Administrative Agent or any Holder (except strictly in accordance with its terms).

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, subject to Section 11.12, at the request of, or may, with the consent of, the Required Holders, take any or all of the following actions:

(a) declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

(b) declare the unpaid aggregate principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) exercise on behalf of itself and the Holders all rights and remedies available to it and the Holders under the Note Documents (subject to any limitations on such rights and remedies set forth in the Security Agreement) or under applicable law, which shall include the rights, powers and remedies (i) granted to secured parties under the UCC or other applicable Uniform Commercial Code; (ii) granted to the Administrative Agent or the Holders under any other applicable Law; or (iii) granted to the Administrative Agent or the Holders under this Agreement, the Notes or any other Note Document or any other agreement between any Note Party and the Administrative Agent or the Holders;

(d) direct the Company (i) to cause Unencumbered Assets to be sold through a competitive market sales process at fair market value, and/or (ii) to the extent not prohibited by an applicable Contractual Obligation, Organizational Document or Requirement of Law, to sell Obligor Loans owned by any Warehouse Subsidiary in a commercially reasonable manner through a competitive market sales process at fair market value, and the Company hereby agrees to follow any such directions; or

(e) exercise its rights under the Security Agreement;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the Commitments shall automatically terminate, the unpaid outstanding principal amount of all Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Holder.

All such rights, powers and remedies shall be cumulative and not alternative and enforceable, in Required Holders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Note Party of this Agreement or any of the other Note Documents. Any single or partial exercise of, or forbearance, failure or delay in exercising any right, power or remedy shall not be, nor shall any such single or partial exercise of, or forbearance, failure or delay be deemed to be a limitation, modification or waiver of any right, power or remedy and shall not preclude the further exercise thereof; and every right, power and remedy of the Administrative Agent or the Holders shall continue in full force and effect until such right, power and remedy is specifically waived by an instrument in writing executed and delivered with respect to each such waiver by such parties.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and including all costs and expenses (including Attorney Costs, trustee fees and court costs) incurred in connection with any collection, receipt, recovery, appropriation, foreclosure or realization, or from any use, operation, sale, assignment, lease, pledge, transfer, delivery or disposition of all or any of the Collateral, or with respect to the care, safekeeping, custody, maintenance, protection, administration or otherwise of any and all of the Collateral or in any way relating to the rights of the Administrative Agent and the Holders under this Agreement;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting the unpaid principal amount of the Loans, ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment, satisfaction or discharge of any other Indebtedness or Obligations (including any reimbursement, subrogation, contribution or other obligation to any Person), or otherwise as may be permitted or as required by any law, rule or regulation (including Section 9-615(a)(3) of the UCC); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE X.

RIGHT TO CURE; POST-DEFAULT POWER OF ATTORNEY

10.01 Right to Cure. The Administrative Agent, on behalf of the Holders, may, at its option but without any obligation, after an Event of Default that is continuing, after consultation with the Company, cure any default by any Note Party under any Contractual Obligation when due or pay or bond on appeal any judgment entered against any Note Party; discharge taxes or other Liens at any time levied on or existing with respect to the Collateral; and pay any amount, incur any expense or perform any act which, in the Administrative Agent’s reasonable judgment, after consultation with the Company, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent or the Holders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations, such amounts to be repayable by the Company on demand. The Administrative Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Note Party. Any payment made or other action taken by the Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

10.02 Power of Attorney. Subject to the terms of Sections 7.2, 8.15, 8.17 and 8.18 of the Security Agreement, each Note Party hereby, or by executing and delivering the Subsidiary Guaranty, as the case may be, irrevocably constitutes and appoints, effective during the continuance of an Event of Default, the Administrative Agent acting through any authorized officer or agent thereof, with full power of substitution, as such Note Party’s true and lawful attorney-in-fact with full irrevocable power and authority in such Note Party’s place and stead and in such Note Party’s name or in its own name, from time to time in the Administrative Agent’s reasonable discretion, to receive and open mail addressed to such Note Party, to take any and all action, to do all things, to execute, endorse, deliver and file any and all writings, documents, instruments, notices, statements (including financing statements and writings to correct any ambiguity in any Note Document), checks, drafts, acceptances, money orders, or other evidence of payment or Proceeds with respect to the Collateral, which may be or become necessary or desirable in the discretion of the Administrative Agent to accomplish the terms, purposes and intent of, or to fulfill such Note Party’s obligations under the Note Documents to which such Note Party is a party, including the right to enter into any control agreements on behalf of the Company in accordance with Sections 6.10 and 6.11, to appear in and defend any action or proceeding brought with respect to the Collateral, and to bring any action or proceeding, in the name and on behalf of the Company, which the Administrative Agent, in its discretion, deems necessary or appropriate to protect its interest in the Collateral. This power is coupled with an interest and is irrevocable until the Event of Default is cured or waived. Each Note Party hereby, or by executing and delivering the Subsidiary Guaranty, as the case may be, releases the Administrative Agent, the Holders and their respective officers, directors, members, partners, trustees, debt holders, employees, representatives, agents and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except and only to the extent the same results from the applicable released party’s gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

ARTICLE XI.

ADMINISTRATIVE AGENT

11.01 Appointment and Authorization of Administrative Agent. Each Holder hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action as contractual representative on its behalf under the provisions of this Agreement and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Note Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Note Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any trustee or fiduciary relationship with any Holder or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Note Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Holder hereby authorizes the Administrative Agent to execute and deliver this Agreement, the Security Agreement, each Incremental Equivalent Debt Intercreditor Agreement, membership interest transfer certificates and any and all other Note Documents from time to time.

11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Note Document by or through agents, employees or attorneys-in- fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney- in-fact that it selects in the absence of gross negligence or willful misconduct with respect to such selection.

11.03 Liability of Administrative Agent.

(a) No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Holder or participant for any recital, statement, representation or warranty made by the Company or any of its Affiliates or any officer thereof, contained herein or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document, or for any failure of the Company or any other Note Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Holder or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of the Company or any Affiliate thereof.

(b) The Administrative Agent shall have no obligation whatsoever to the Holders or to any other Person (other than to the Company to the extent set forth in this Agreement) to assure that the Collateral exists or is owned by the Company, or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent hereunder or in any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Administrative Agent’s own interest in the Collateral as one of the Holders and that the Administrative Agent shall have no duty or liability whatsoever to the Holders, except to the extent resulting from its gross negligence or willful misconduct.

11.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Required Holders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Required Holders (or such greater number of Holders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, the Holders shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Holders unless the Administrative Agent shall have received notice from any Holder prior to the proposed Amendment Closing Date specifying its objection thereto.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Holders, unless the Administrative Agent shall have received written notice from a Holder or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Holders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Holders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Holder acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Holder as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Holder represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Holder also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Company or any of its Affiliates which may come into the possession of any Agent-Related Person.

11.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Holders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Holder shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Holders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Holder shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Note Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

11.08 Administrative Agent in its Individual Capacity. Fortress Credit Corp. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though Fortress Credit Corp. were not the Administrative Agent hereunder and without notice to or consent of the Holders. The Holders acknowledge that, pursuant to such activities, Fortress Credit Corp. or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Notes and its Loans, Fortress Credit Corp. shall have the same rights and powers under this Agreement as any other Holder and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Holder” and “Holders” include Fortress Credit Corp. in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Holders, which resignation shall become effective once the successor Administrative Agent succeeds to the rights, duties and obligations of the Administrative Agent hereunder. If the Administrative Agent resigns under this Agreement, the Required Holders shall appoint from among the Holders a successor administrative agent for the Holders, with the approval of the Company at all times other than during the existence of a Default or an Event of Default (which approval of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Holders and the Company, a successor administrative agent from among the Holders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XI and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether any amount of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the aggregate principal amount and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and the Administrative Agent and their respective agents and counsel and all other amounts due the Holders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 9.03;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding.

11.11 Collateral Matters. The Holders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Note Documents;

(b) to release any Lien on any property granted to or held by the Administrative Agent under any Note Document (i) upon termination of the Commitments and payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any Disposition not prohibited hereunder or under any other Note Document, (iii) in accordance with any provision for the release thereof provided for in this Agreement or the other Note Documents, or (iv) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Holders;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(d) following any such release or subordination described in the preceding clauses (b) and (c), to deliver to the Company, at its expense, any Collateral so released that is then held by the Administrative Agent hereunder and to execute and deliver to the Company such releases or other documents as the Company shall reasonably request to evidence or effectuate such release or subordination of Liens (including UCC termination statements, termination letters with respect to control agreements in favor of the Administrative Agent relating to the Company’s Deposit Accounts and Securities Accounts, intercreditor agreements and collateral agency agreements).

Upon request by the Administrative Agent at any time, the Required Holders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.11.

Notwithstanding anything herein or in any other Note Document to the contrary, the Holders and the Administrative Agent hereby agree that, in the event the Company elects to incur any Incremental Equivalent Debt, such Incremental Equivalent Debt shall rank pari passu in right of payment and security with the Loans and the Administrative Agent agrees to enter into an intercreditor agreement with the holders of such Incremental Equivalent Debt substantially in the form of Exhibit F attached hereto (the “Incremental Equivalent Debt Intercreditor Agreement”), which intercreditor agreement shall, among other things, confirm that such Incremental Equivalent Debt and the Loans are secured by the Collateral on a pari passu basis and shall be on terms reasonably acceptable to the Administrative Agent.

11.12 Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, the Administrative Agent shall, if (a) so requested (or consented to) by the Required Holders and (b) the Holders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of any Note Documents authorizing the sale or other disposition of all or any part of the Collateral (or any other property which is security for the Obligations) and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral (or such other property). The Required Holders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition to the extent permitted under the terms hereof, the Holders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Holders and the Company and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive (i) any condition set forth in Section 4.01(a) without the written consent of each Initial Term Holder or (ii) any condition set forth in Section 4.03 without the written consent of each Delayed Draw Term Holder;

(b) extend or increase the Commitment of any Holder without the written consent of such Holder;

(c) postpone any date fixed for any payment of the principal amount, interest or fees due to the Holders (or any of them), in each case without the written consent of each Holder directly affected thereby;

(d) reduce the principal amount of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Note Document, without the written consent of each Holder directly affected thereby; provided, however, that only the consent of the Required Holders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(e) change Section 2.08 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Holder;

(f) change any provision of this Section or the definition of “Required Holders” or any other provision hereof specifying the number or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder;

(g) (i) release all or substantially all of the Collateral securing the Obligations (other than in connection with a transaction permitted hereby) or (ii) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (other than in connection with a transaction permitted hereby), in each case, without the written consent of each Holder; or

(h) change any provision of any Note Document in a manner which by its terms adversely affects the rights in respect of payments due to Holders holding Loans of any Facility differently than those holding Loans of any other Facility without the written consent of Holders of each affected Facility representing more than 50% of the aggregate outstanding principal balance of the Loans in such Facility (in addition to any other consent required under any other clause of this Section);

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Holders required above and the Company, affect the rights or duties of the Administrative Agent under this Agreement or any other Note Document.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail and facsimile transmission). All such written notices shall be mailed, e-mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent, to the address, e-mail address, facsimile number or telephone number specified for such Person on Schedule 12.02 or to such other address, e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any Holder, to the address, e-mail address, facsimile number or telephone number specified from time to time by such Holder to the Company and the Administrative Agent or to such other address, e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt thereof by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. This Agreement may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each applicable Note Party, the Administrative Agent and the Holders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic mail document or signature.

(c) Reliance by the Administrative Agent and the Holders. The Administrative Agent and the Holders shall be entitled to rely and act upon any notices given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, so long as, in each case, such notice is issued by a Responsible Officer of the Company or by a person reasonably believed in good faith by the Administrative Agent to be a Responsible Officer of the Company. The Company shall indemnify each Agent-Related Person and each Holder from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies. No failure by any Holder or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, subject to the terms of applicable Law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Note Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and (b) to pay or reimburse the Administrative Agent and each Holder for all reasonable, out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under the this Agreement or the other Note Documents (including all such reasonable, out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including obtaining, maintaining, protecting and preserving the Administrative Agent’s and the Holder’s interest in the Collateral or security interest therein, foreclosing, retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral or in exercising their rights hereunder or as secured party under the UCC, any other applicable Law or any Note Document, in each case including all Attorney Costs. The foregoing costs and expenses shall include all reasonable, out-of-pocket search, filing, recording, audit and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Holder to the extent permitted to be retained by the Administrative Agent and reimbursed by the Company hereunder. All amounts due under this Section 12.04 shall be payable within five Business Days after written demand therefor to the Company, accompanied by a reasonably detailed accounting thereof. The agreements in this Section shall survive the termination of the Commitments and the repayment of all Obligations.

12.05 Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Holder and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Note Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitments, any Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any website or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Note Document or arising out of its activities in connection herewith or therewith (whether before or after the Amendment Closing Date). All amounts due under this Section 12.05 shall be payable within ten Business Days after written demand therefor to the Company, accompanied by a reasonably detailed calculation thereof. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations.

12.06 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Holder, or the Administrative Agent or any Holder exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Holder severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.07 Successors and Assigns.

(a) Conditions to Assignment by Holders. Except as provided herein, each Holder may assign all or any portion of its Term Loans or Term Notes and other rights and obligations to any Eligible Holder; provided that (i) each of the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Company shall have given its prior written consent to such assignment, which consents will not be unreasonably withheld or delayed, provided that the consent of the Company or the Administrative Agent shall not be required in connection with any assignment by a Holder of all or any portion of its Commitment, Notes or other rights or obligations to (x) an existing Holder or (y) an Affiliate or Fund Affiliate of such Holder, so long as, if such Holder, Affiliate or Fund Affiliate is (or would, if it were a Holder, be) a Foreign Holder, such Person has complied with the requirements set forth in Section 12.15 (as though it were a Holder) prior to such assignment, provided, further, that the otherwise required prior written consent of the Company to an assignment will be deemed to have been given if the Company has not objected to such assignment within ten (10) Business Days after a written request for such consent, (ii) in no event shall a Holder assign any portion of its Term Loans or Term Note to (A) any Disqualified Institution, (B) the Company, any Subsidiary Controlled by the Company or any Managed Fund, (C) any Defaulting Holder or any of its Subsidiaries or any Person who, upon becoming a Holder hereunder, would constitute any of the foregoing Persons described in this clause (C) or (D) a natural person, (iii) each such assignment shall be in a minimum principal amount of $1,000,000 (or, if less, the Commitment of such Holder) or such lesser amount consented to by the Administrative Agent, and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption. Upon each such recordation, the assigning Holder agrees to pay to the Administrative Agent a registration fee in the sum of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Holder hereunder, and (2) the assigning Holder shall, to the extent provided in such Assignment and Assumption and upon payment to the Administrative Agent of the registration fee referred to in this Section 12.07(a), be released from its obligations under this Agreement.

(b) Certain Representations and Warranties Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Holder makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Note Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(ii) the assigning Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Note Parties or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 and Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(iv) such assignee will, independently and without reliance upon the assigning Holder, the Administrative Agent or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vi) such assignee agrees that it will perform in accordance with this Agreement and the other Note Documents all of the obligations that by the terms thereof are required to be performed by it as a Holder;

(vii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

(viii) such assignee acknowledges that it has complied with the provisions of Section 12.15 to the extent applicable; and

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders, and of the principal amounts of Term Loans owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Holders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

(d) New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, the Administrative Agent shall (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Company and the Holders (other than the assigning Holder). Promptly after the effectiveness of any assignment by any Holder of all or any portion of such Holder’s Loans, the Company (at its expense) shall execute and deliver (x) to the assignee Holder, a Note in the amount of the Loans assigned to such assignee Holder and (y) to the assignor Holder, a Note in the amount, if any, of its remaining Loans.

(e) Participations. Anything contained herein to the contrary notwithstanding, any Holder may, from time to time and at any time, sell participations in all or any portion of such Holder’s rights and obligations under this Agreement (including all of a portion of its Term Commitments and the related outstanding principal amount of Term Loans owing to it) to any financial institution that invests in loans; provided that the terms of any such participation shall not entitle the participant to direct such Holder as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Holders is required in order to approve the same.

(f) Miscellaneous Assignment Provisions. Any assigning Holder shall retain its rights to be indemnified pursuant to Section 12.05 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.07 to the contrary notwithstanding, any Holder may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure any obligations of such Holder, including without limitation, obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341; provided that no such pledge or assignment of a security interest shall release a Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Holder as a party hereto. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.07. No such pledge or the enforcement thereof shall release the pledgor Holder from its obligations hereunder or under any of the other Note Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Company or the Administrative Agent hereunder, including any of the provisions of Section 12.08 hereof.

(g) Assignment by the Company. The Company shall not assign or transfer any of its rights or obligations under this Agreement or any of the other Note Documents without the prior written consent of the Administrative Agent and each of the Holders.

12.08 Confidentiality. Each of the Administrative Agent and the Holders agrees (i) to maintain the confidentiality of the Information (as defined below) and (ii) to use such Information exclusively for the purposes of administering and enforcing its rights under the Note Documents (the “Confidential Use”), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, its Confidential Use and instructed to keep such Information confidential and to use it only for Confidential Uses), (b) to the extent requested by any regulatory authority having authority over such Person (including any internal or external self-

regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under this Agreement or under any other Indebtedness or securities of the Company or its Affiliates, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Holder on a nonconfidential basis from a source other than the Company that did not result from the breach of a confidentiality provision with Company.

For purposes of this Section, “Information” means all information received from the Company relating to the Company or the Business, other than any such information that is available to the Administrative Agent or any Holder on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section 12.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.09 Set-off. In addition to any rights and remedies of the Holders provided by law, upon the occurrence and during the continuance of any Event of Default, each Holder is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Holder to or for the credit or the account of the Company against any and all Obligations owing to such Holder hereunder or under any other Note Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Holder shall have made demand under this Agreement or any other Note Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness. Each Holder agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Holder; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid outstanding principal amount of the Loans or, if it exceeds such unpaid outstanding principal amount, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Holder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Integration. This Agreement, together with the other Note Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Note Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Holders in any other Note Document shall not be deemed a conflict with this Agreement. Each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default or Event of Default at the time any Loan is made, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14 Severability. If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Tax Forms.

(a) (i) Each Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Holder”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Holder and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Holder by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Holder by the Company pursuant to this Agreement) or, in the case of a Foreign Holder claiming exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” an IRS Form W-8BEN or any successor thereto (and, if such Foreign Holder delivers an IRS Form W-8, a certificate representing that such Foreign Holder is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Code)) claiming complete exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Holder shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Holder by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Holder.

(ii) Each Foreign Holder, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Holder under any of the Note Documents (for example, in the case of a typical participation by such Holder), shall deliver to the Administrative Agent on the date when such Foreign Holder ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Holder as set forth above, to establish the portion of any such sums paid or payable with respect to which such Holder acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Holder chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Holder is not acting for its own account with respect to a portion of any such sums payable to such Holder.

(iii) The Company shall not be required to pay any additional amount to any Foreign Holder under Section 3.01: (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Holder transmits with an IRS Form W-8IMY pursuant to this Section 12.15(a) or (B) if such Holder shall have failed to satisfy the foregoing provisions of this Section 12.15(a); provided that if such Holder shall have satisfied the requirement of this Section 12.15(a) on the date such Holder became a Holder or ceased to act for its own account with respect to any payment under any of the Note Documents, nothing in this Section 12.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Holder is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder or other Person for the account of which such Holder receives any sums payable under any of the Note Documents is not subject to withholding.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Note Documents with respect to which the Company is not required to pay additional amounts under this Section 12.15(a).

(b) Upon the request of the Administrative Agent, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Holder fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Holder an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Holder, such Holder shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Holders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

12.16 Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED TN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH HOLDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) THE PARTIES HERETO HEREBY CONSENT, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE OTHER THAN PURSUIT OF A JUDGMENT ON A NOTE WHERE SUIT IS ALSO BROUGHT IN THE STATE WHERE ANY COLLATERAL IS LOCATED TO TAKE JURISDICTION OF SUCH COLLATERAL. THE COMPANY FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF EACH STATE WHERE ANY COLLATERAL IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH COLLATERAL INCLUDING BUT NOT LIMITED TO FORECLOSURES, AND THE COMPANY AGREES THAT ADMINISTRATIVE AGENT AND HOLDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE ADMINISTRATIVE AGENT OR HOLDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST THE COMPANY’S PROPERTY. THE COMPANY FURTHER IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH HEREIN IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE HOLDERS TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY JURISDICTION. To the extent that the Company has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Company or the Company’s property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

12.17 Waiver of Right to Trial by Jury and Other Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY RIGHT OR CLAIM TO ANY CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES, EXPECTANCY DAMAGES, SPECIAL DAMAGES AND GENERAL DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO ANY LOAN, ANY NOTE OR ANY PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER.

12.18 Time of the Essence. For all payments to be made and all obligations to be performed under the Note Documents, time is of the essence.

12.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE COMPANY, THE ADMINISTRATIVE AGENT AND THE HOLDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN THE COMPANY AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS REPRESENT THE ENTIRE UNDERSTANDING OF THE ADMINISTRATIVE AGENT, THE HOLDERS AND THE COMPANY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

12.20 Amendment and Restatement; Continuation. This Agreement amends and restates in its entirety the Existing Note Agreement, provided that (a) nothing herein shall impair or adversely affect the continuation of the liability and obligations of the Company under the Existing Note Agreement, as amended hereby, and (b) except as otherwise provided in Section 2.01(a)(ii), nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Company under the Existing Note Agreement, as amended hereby.

12.21 Departing Holder. The Departing Holder hereby consents to the amendment and restatement of the Existing Note Agreement by this Agreement. The parties hereto hereby acknowledge and agree that (a) the Departing Holder is entering into this Agreement solely for purposes of Sections 2.01(a)(i) and 2.01(a)(ii) and this Section 12.21 and shall not be deemed to be bound by any term or provision of this Agreement other than Sections 2.01(a)(i) and 2.01(a)(ii) and this Section 12.21, (b) in no event shall the Departing Holder constitute a Holder under or for purposes of this Agreement or any other Note Document and (c) all obligations of the Company under the Existing Note Agreement which by the terms thereof survive the repayment, satisfaction and discharge of the Obligations (as defined in the

Existing Note Agreement) shall survive the repayment by the Company of the Existing Term Loan of the Departing Holder and continue in effect for the benefit of the Departing Holder in accordance with the Existing Note Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN KIRBY BRAY
	Name:	John K. Bray
	Title:	Chief Financial Officer

FORTRESS CREDIT CORP., as Administrative Agent

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES I LP, as a Holder and a Continuing Holder

By:	Fortress Credit Opportunities I GP LLC,
its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT FUNDING III LP, as Holder and a Continuing Holder

By:	Fortress Credit Funding III GP LLC,
its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT FUNDING V LP, as Holder

By:	Fortress Credit Funding V GP LLC,
its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	Constantine M. Dakolias
	Title:	President

[Signature Page to Second Amended and Restated Note Agreement]

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
as a Holder

By:	Drawbridge Special Opportunities GP LLC,
its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT FUNDING IV LP, as a Departing Holder

By:	Fortress Credit Funding IV GP LLC,
its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	Constantine M. Dakolias
	Title:	President